[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.37

LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT
BETWEEN
ALEXZA PHARMACEUTICALS, INC.
and
ENDO PHARMACEUTICALS INC.

LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT
     This LICENSE, DEVELOPMENT AND SUPPLY AGREEMENT (this “Agreement”) is made and effective as of December 27, 2007 (the “Effective Date”) by and among Alexza Pharmaceuticals, Inc., a Delaware corporation (“Alexza”) and Endo Pharmaceuticals Inc., a Delaware corporation (“Endo”) (each of Alexza and Endo being a “Party,” and collectively, the “Parties”).
     WHEREAS, Alexza has developed and owns all right, title and interest in and to certain patents and know-how relating to its proprietary device, AZ-003 (Staccato® fentanyl), a multiple-dose delivery system for fentanyl that permits rapid systemic delivery of fentanyl through inhalation, and Alexza has initiated clinical studies with respect to AZ-003;
     WHEREAS, Endo desires to obtain a license to develop, use, commercialize, distribute and sell AZ-003 and all improvements, modifications, formulations and line extensions thereto and to obtain a supply of AZ-003 and all improvements, modifications, formulations and line extensions thereto from Alexza, and Alexza is willing to grant such license and provide such supply on the terms and conditions set forth below;
     NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms, whether used in the singular or the plural, shall have the meanings designated to them under this Article unless otherwise specifically indicated.
     1.1 “Active Ingredient” means the pharmaceutically active compound or active pharmaceutical ingredient (API) for use in the Manufacture of a Product, including any Drug.
     1.2 “Active Ingredient Specifications” means the specifications for the Active Ingredient to be used in a Product, as such specifications may be amended from time to time. The Active Ingredient Specifications for the Initial Product and any subsequent Product shall be attached to this Agreement as Annex I when such specifications are agreed to by the Parties.
     1.3 “Affiliate” means any company or entity controlled by, controlling, or under common control with a Party. For purposes of this Section 1.3 only, “control” and, with corresponding meanings, the terms “controlled by,” “controlling,” and “under common control with” means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities, participating profit interest, or other ownership interests of a legal entity, or (b) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.4 “Alexza Intellectual Property” means the Alexza Patents and Alexza Know-How.
     1.5 “Alexza Know-How” means any and all Know-How Controlled by Alexza at any time during the Term that is necessary or useful to practice the Alexza Patents and develop and manufacture Product, but excluding the Alexza Patents.
     1.6 “Alexza Patent” means any patent or patent application (including, without limitation, any provisional, continuation, divisional, or continuation-in-part application, and any substitution, reissue, renewal, reexamination, protection certificate, extension, registration or confirmation patent, and further including any patent or patent application in which Alexza and Endo have undivided equal ownership interests pursuant to Section 9.2) in the Territory that is Controlled by Alexza at any time during the Term and that pertains to the Staccato Technology and claims or would otherwise be infringed by a Product or the manufacture or use of any Product. While not intending to limit the scope of the Alexza Patents, Schedule 1.6 lists patents Controlled by Alexza that pertain to the Staccato Technology and claim or would otherwise be infringed by a Product or the manufacture or use of a Product. Schedule 1.6 shall be promptly updated by Alexza to include any other patents hereafter Controlled by Alexza that pertain to the Staccato Technology and claim or would otherwise be infringed by a Product or the manufacture or use of a Product in the Territory.
     1.7 “Alexza Trademarks” means the Staccato trademark, as well as any other trademarks and trade names, whether or not registered, that are Controlled by Alexza at any time during the Term and are applied to or used in connection with the Staccato Technology generally (as opposed to a particular Device containing a particular active ingredient) or in connection with Product specifically.
     1.8 “Batch” means batches of a Product for commercial resale or supply or stability testing purposes in the sizes set forth in Annex II to this Agreement which shall be attached for the Initial Product and any subsequent Product when agreed to by the Parties.
     1.9 “Business Day” means any day except (a) Saturday, (b) Sunday or (c) a day that is a federal legal holiday in the U.S.
     1.10 “Clinical Trial” means any clinical testing of Product in human subjects.
     1.11 “Clinical Trial Material” means Product for administration to animals for pre-clinical testing or to humans in Clinical Trials (and any placebo applicable to such testing or Clinical Trials).
     1.12 “CMC” means Chemistry, Manufacturing, and Controls.
     1.13 “Commercially Reasonable Efforts” means, with respect to a particular Party, the level of effort and resources required to develop, manufacture and commercialize a Product in a sustained manner consistent with efforts that such Party would typically devote to a product of similar market potential, profit potential and/or strategic value resulting from either its own research efforts or in-licensed from a Third Party, based on conditions then prevailing.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.14 “Controlled” means, with respect to any item of Know-How or any intellectual property right, that a Party owns or has a license to such item or right and has the ability to grant to the other Party a license or sublicense under such item or right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party in existence, as applicable.
     1.15 “Delivery Date” means the date for the delivery of Product to the shipping destination as stated in the applicable Purchase Order for such shipment.
     1.16 “Developed Technology” means Know-How conceived and reduced to practice or originally authored by or on behalf of one or both Parties pursuant to this Agreement, including in the course of or as a direct result of, the conduct of the activities set forth or contemplated by the Development Plan, and any intellectual property rights appurtenant thereto (including any patents and patent applications claiming such Know-How).
     1.17 “Development Plan” has the meaning set forth in Section 3.1.
     1.18 “Device” means a hand-held device for multiple-dose delivery that embodies the Staccato Technology.
     1.19 “Drug” means derivatives of N-(1-ethyl-piperidin-4-yl)-N-phenylpropanamide, including Fentanyl, sufentanil, alfentanil, remifentanil, carfentanil, lofentanil, and pharmaceutically acceptable salts thereof in any dosage strength.
     1.20 “Endo Intellectual Property” means any Developed Technology that is owned by Endo pursuant to Section 9.2 and Controlled by Endo.
     1.21 “Endo Product Know-How” means any and all Know-How Controlled by Endo at any time during the Term that is necessary or useful for the research, development, manufacturing, or commercialization of Product in the Territory, but excluding the Endo Product Patents.
     1.22 “Endo Product Patent” means any patent or patent application in the Territory that is Controlled by Endo at any time during the Term and that claims or would otherwise be infringed by a Product or its manufacture or use.
     1.23 “External PC&R Costs” has the meaning set forth in Section 3.5.
     1.24 “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetics Act (21 U.S.C. Section 301 et seq.), as amended.
     1.25 “FDA” means the U.S. Food and Drug Administration.
     1.26 “Fentanyl” means the molecule having the chemical structure and characteristics set forth on Exhibit A,

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.27 “First Commercial Sale” means the date on which, following Regulatory Approval in the Territory, a Product is first sold by Endo, any of its Affiliates, distributors or sublicensees to a Third Party (other than sales by Endo to its Affiliates, distributors, Subcontractors, or sublicensees).
     1.28 “GAAP” means U.S. generally accepted accounting principles, consistently applied.
     1.29 “Generic Product” means a product approved through an abbreviated NDA, or an application under Section 505(b)(2) of the FD&C Act that references any NDA for the Product (or future functional equivalent), listed in the Orange Book, that is rated as a therapeutic equivalent and designated as automatically substitutable for a Product at the pharmacy level under any applicable state administrative or formulary designation.
     1.30 “IND” means an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, the filing of which is necessary to commence a Clinical Trial.
     1.31 “Initial Indication” means the treatment of breakthrough pain in cancer patients and the treatment of breakthrough pain in non-cancer patients.
     1.32 “Initial Product” means the Alexza product designed as “AZ-003” (Staccato fentanyl) and any improvement or modification thereto, but solely to the extent such improvement or modification consists of a [ * ] is delivered using the Staccato Technology.
     1.33 “Know-How” means and includes conceptions, ideas, innovations, inventions, processes, machines, equipment, compositions of matter, genetic material, improvements, enhancements, modifications, technological developments, know-how, methods, techniques, systems, designs, artwork, drawings, plans, specifications, blueprints, mask works, software, documentation, data and information (irrespective of whether in human or machine-readable form), works of authorship, and products, in each case whether or not patentable, copyrightable, or susceptible to any other form of legal protection.
     1.34 “Long-Term Inability to Supply” shall mean, with respect to a Product, Alexza’s failure to supply Endo with at least [ * ] of the quantities of Product ordered by Endo in accordance with the terms of this Agreement for a period that exceeds [ * ]. For the purpose of this Section 1.34, “Product ordered by Endo” shall not include any quantity of Product ordered by Endo to the extent that, pursuant to Section 5.1(b)(v), Alexza is not liable to Endo for any inability to manufacture and deliver such quantity of Product.
     1.35 “Manufacture” has the meaning given to such term in Section 5.1(a)(i).
     1.36 “Net Sales” means the gross amount invoiced by Endo or its Affiliates or sublicensees for the sale of a Product to Third Parties, commencing with the First Commercial Sale, less actual deductions (not otherwise credited) for: (i) normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged Products, returns or rejections of Products; (ii) chargeback payments and rebates (or the

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iii) freight, shipping insurance and other transportation expenses directly related to the sale (if actually borne by Endo, it Affiliates or sublicensees without reimbursement from any Third Party); (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent such items are included in the gross invoice price and actually borne by Endo, its Affiliates or sublicensees without reimbursement from any third party (but not including taxes assessed against the income derived from such sale); (v) required distribution commissions/fees payable to any Third Party providing distribution services to Endo in respect to a Product; and (vi) provisions for actual uncollectible amounts of the amount invoiced; in each case of (i)-(vi) as determined in accordance with GAAP consistently applied for products sold by Endo.
     1.37 “Non-Registrational Trial” means a Clinical Trial for a particular indication that (a) is initiated or ongoing after completion of the first Phase III Trial for such indication, and (b) is not conducted to obtain, maintain or expand Regulatory Approval of the Product being tested.
     1.38 “Packaging Specifications” means the packaging and labeling specifications for a Product, as such specifications may be amended from time to time by mutual agreement of the Parties. The Packaging Specifications for the Initial Product and any subsequent Product shall be attached to this Agreement as Annex III when agreed to by the Parties.
     1.39 “Phase III Trial” means a pivotal Clinical Trial performed to prove efficacy of a Product in a target population, and to prove safety for such Product that is needed to evaluate the overall benefit-risk relationship of such Product and provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c).
     1.40 “Plant” means the premises of Alexza located at its Mountain View, California facility that houses its manufacturing operations or such other FDA-approved facility of Alexza that is also approved by Endo for the purpose of Manufacture hereunder.
     1.41 “Pre-Clinical Trial” means any pre-clinical testing of Product in animals.
     1.42 “Product” means a product used or useful in the treatment of pain that employs or is based upon the Staccato Technology and utilizes the Device for the delivery of a Drug, including any and all formulations and line extensions of the Staccato Technology and the Device and any and all improvements or modifications to the Staccato Technology and the Device. Product shall include the Initial Product.
     1.43 “Product Specifications” means the specifications for a Product, including master batch records, process specifications and analytical methods, as such specifications may be amended from time to time by the mutual agreement of the Parties, including, without limitation, such amendments as may be required to obtain Regulatory Approval for the Product. Product Specifications for the Initial Product and any subsequent Product shall be attached to this Agreement as Annex IV when agreed to by the Parties.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.44 “Purchase Order” has the meaning given to such term in Section 5.1(b)(ii).
     1.45 “Quality Agreement” means the agreement between the Parties concerning quality assurance, quality control, and validation related to the manufacture of Product.
     1.46 “Raw Materials” means, in relation to a Product, the Active Ingredients, Device components, excipients and packaging materials used in the Manufacture thereof.
     1.47 “Raw Material Specifications” means the specifications relating to the handling, warehousing, and storage of Raw Materials relating to a Product, as such specifications may be amended from time to time by mutual agreement of the Parties. Raw Material Specifications for the Initial Product and any subsequent Product shall be attached to this Agreement as Annex V when agreed to by the Parties.
     1.48 “Regulatory Approval” means, for any Product, all permissions, approvals, licenses, registrations, authorizations, or clearances of any Regulatory Authority that are necessary for the sale of such Product in the applicable regulatory jurisdiction.
     1.49 “Regulatory Authority” means the applicable government agency or agencies in a country or jurisdiction whose permission, approval, license, registration, authorization, or clearance must be obtained for the manufacturing, clinical testing and/or marketing of any Product, including, but not limited to, the FDA and any successors thereto.
     1.50 “Regulatory Requirements” means (a) all specifications, methods of manufacture, and other information in one or more Regulatory Submissions related in any way to the Product, and (b) all laws, rules, regulations, applicable regulatory guidance documents, and other requirements of any Regulatory Authority that govern the Product, including its manufacture, including but not limited to the requirements set forth in the FD&C Act, the Public Health Service Act (42 U.S.C. Section 262 et seq.), the quality system regulation (“QSR”) rules set forth in 21 Code of Federal Regulation (“C.F.R.”) Part 820, and the current good manufacturing practices regulations set forth in 21 C.F.R. Section 210 et seq. and 21 C.F.R. Sections 600-610 (collectively, “cGMP”), as any of the foregoing may be amended from time to time.
     1.51 “Regulatory Submissions” means all applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of obtaining Regulatory Approval from that Regulatory Authority, including INDs and New Drug Applications.
     1.52 “Safety Agreement” has the meaning set forth in Section 4.2(d).
     1.53 “Specification” means each of the following as they relate to an Active Ingredient, Raw Materials and/or a Product, as appropriate:
the Product Specifications,
the Raw Material Specifications,
the Packaging Specifications or

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Active Ingredient Specifications,
     each as set forth in annexes to be attached to this Agreement when agreed to by the Parties and as may be amended, restated or otherwise modified from time to time by the Parties.
     1.54 “Staccato Technology” means Alexza’s proprietary technology for the vaporization of a pharmaceutical composition via rapid-heating to form a condensation aerosol that allows rapid systemic drug delivery to humans through deep lung inhalation, including all modifications, line extensions and formulations of such proprietary technology.
     1.55 “Subcontractors” has the meaning set forth in Section 3.4.
     1.56 “Term” has the meaning set forth in Section 14.1.
     1.57 “Territory” means the U.S., Canada and Mexico.
     1.58 “Third Party” means any person or entity other than Alexza, Endo and their respective Affiliates.
     1.59 “U.S.” means the United States of America.
     1.60 “Validation Activities” means those activities to be performed by Alexza under the Quality Agreement to validate the Plant and processes for the Manufacture of a Product for use for sale and supply for administration to humans.
     1.61 “Validation Batches” means, for any dosage form, those Batches Manufactured by Alexza during the course of Validation Activities for such dosage form.
ARTICLE 2
GOVERNANCE
     2.1 Joint Steering Committee. The Parties’ development and commercialization of Product in the Territory under this Agreement shall be overseen by a Joint Steering Committee (the “JSC”) with responsibilities as described in this Section 2.1.
          (a) Membership. The JSC shall be composed of four (4) members, two (2) members appointed by each Party. The JSC will consist of at least one (1) senior officer (senior vice president or higher) from each Party authorized to make decisions with respect to matters including, but not limited to, setting development goals, making strategic decisions and resolving disputes. Promptly following the Effective Date, each Party shall appoint its initial representatives to the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Endo will designate one of its representatives as the Chairperson of the JSC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, preparing and issuing minutes of each meeting within thirty (30) days thereafter, revising such minutes to reflect timely comments thereon, and overseeing the ratification of such revised minutes.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) Meetings. The JSC shall meet a minimum of twice per year. The Parties shall endeavor to schedule meetings of the JSC at least three (3) months in advance. Meetings for the JSC shall be held on an alternating basis in Palo Alto, California (or such other location in the continental U.S. as may be chosen by Alexza) and Chadds Ford, Pennsylvania (or such other location in the continental U.S. as may be chosen by Endo), or as otherwise agreed by the Parties. If an in-person meeting of the JSC is required in order to maintain progress with the Development Plan, an ad hoc JSC meeting may be called by either Party, to be held within thirty (30) days of such request at a location specified by the non-requesting Party. In no event shall the JSC be required to meet more than four (4) times per year.
          (c) Responsibilities. The JSC shall:
               (i) Establish the strategic direction for, and evaluate the progress of, the Parties’ collaborative development of the Product;
               (ii) Review results of the work performed under the Development Plan, changes to the Development Plan properly approved by the members of any committee formed by the JSC since the most recent JSC meeting, and review and approve any amendments or modifications to the Development Plan as proposed by any subordinate committee, including the JDC;
               (iii) Review and provide comments with respect to the development budget for the Development Plan on an annual basis;
               (iv) Review and provide comments with respect to the Commercialization Plan;
               (v) Have authority to establish one or more other committees (in addition to the JDC) that report to the JSC and assist the JSC in carrying out its responsibilities, which other committees (including the JDC) shall be subordinate to the JSC, shall have such membership and responsibilities as the JSC shall determine, and may be disbanded by the JSC at any time;
               (vi) Develop and implement a strategy regarding the publication of materials in connection with this Agreement and the subject matter hereof;
               (vii) Resolve, or attempt to resolve any disputes not resolved by the JDC or any other subordinate committee created by the JSC or the JDC; and
               (viii) Perform such other functions as appropriate to further the purposes of this Agreement and as allocated to it in writing by the Parties.
          (d) Decision Making; Authority. The JSC shall make its decisions by consensus, with each Party’s representatives collectively having one vote. If the JSC is unable to reach consensus regarding a matter before it, the issue shall be presented by the JSC, in the case of Endo, to its Chief Executive Officer (or his or her designee), and, in the case of Alexza, its Chief Executive Officer (or his or her designee) (each a “CEO” and both the “CEOs”) for

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

resolution. Once an issue has been presented to the CEOs, the CEOs shall have fifteen (15) days to make a final determination regarding the issue in dispute. In the event that the CEOs are unable to reach a final determination within such fifteen (15) day period, then:
               (i) Endo shall have authority to make the final decision with respect to all issues relating to pre-clinical, clinical, regulatory, development (insofar as such matters relate to preclinical and clinical development of the Product and non-manufacturing regulatory aspects of the Product, including the pre-clinical and clinical budget for the Development Plan) and commercialization matters, provided that such decision does not materially increase or accelerate Alexza’s obligations (including its monetary/budgetary obligations) under the Development Plan or payment obligations under Section 3.5; and
               (ii) Alexza shall have authority to make the final decision with respect to all issues relating to Device design and development (except for issues described in Section 2.1(d)(i)) and manufacturing of Product, provided that (A) Device design and manufacture of the Product are in compliance with the Specifications, and provided further that if the Device design fails to satisfy Regulatory Requirements, Endo shall have the right to assume final decision-making authority with respect to design of the Device; and (B) such decision does not materially increase or accelerate Endo’s obligations (including its monetary/budgetary obligations) under the Development Plan or the Commercialization Plan or payment obligations under Section 3.5.
     2.2 Joint Development Committee. As of the Effective Date, subject to Section 2.1(c)(v), development of Product shall be directly managed by a Joint Development Committee (the “JDC”) with responsibilities as described in this Section 2.2.
          (a) Membership. Subject to Section 2.1(c)(v), the JDC shall be composed of six (6) members, three (3) members appointed by each Party, including at least one research and development executive of each Party. Promptly following the Effective Date, each Party shall appoint its initial representatives to the JDC. Each Party may replace its JDC representatives at any time upon written notice to the other Party. Endo will designate one of its representatives as the Chairperson of the JDC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, preparing and issuing minutes of each meeting within thirty (30) days thereafter, revising such minutes to reflect timely comments thereon, and overseeing the ratification of such revised minutes.
          (b) Meetings. While the Parties are developing and conducting Pre-Clinical Trials and Clinical Trials for Product for one or more indications, the JDC shall meet a minimum of four (4) times per year. The Parties shall endeavor to schedule meetings of the JDC at least two (2) months in advance. Meetings for the JDC shall be held on an alternating basis in Palo Alto, California (or such other location in the continental U.S. as may be chosen by Alexza) and Chadds Ford, Pennsylvania (or such other location in the continental U.S. as may be chosen by Endo). At each meeting of the JDC, each Party shall provide the JDC with an update regarding the work performed by such Party under the Development Plan since the last meeting.
          (c) Responsibilities. The JDC shall, subject to Section 2.1(c)(v):

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (i) Oversee and manage the planning and implementation of the Development Plan;
               (ii) Review results of the Development Plan and discuss and prepare proposed amendments or modifications to the Development Plan when such changes appear to be advisable to achieve the Parties’ Product development goals;
               (iii) Review and provide comments with respect to the development budget for the Development Plan on an annual basis;
               (iv) Approve amendments or modifications to the Development Plan and review revised development budgets;
               (v) Facilitate the exchange of regulatory documents and other regulatory information between the Parties pursuant to Article 4;
               (vi) Have authority to establish one or more other committees that report to the JDC and assist the JDC in managing and directing the Development Plan. Any committees formed beyond the JDC shall be subordinate to the JDC, shall have such membership and responsibilities as the JDC shall determine, and may be disbanded by the JDC at any time;
               (vii) Resolve, or attempt to resolve any disputes not resolved by any subordinate committee created by the JDC; and
               (viii) Perform such other functions as appropriate to further the purposes of this Agreement and as allocated to it in writing by the Parties.
          (d) Decision Making; Authority. The JDC shall make its decisions by consensus, with each Party’s representatives collectively having one vote. If the JDC is unable to reach consensus regarding a matter before it, the issue shall be presented to the JSC for resolution pursuant to Section 2.1(d).
     2.3 General Principles.
          (a) Each of the JSC and the JDC and their respective subordinate committees has no authority beyond the specific responsibilities set forth in this Agreement with respect to such committee. Any subordinate committee created by the JSC or the JDC, as applicable, shall have such duties and responsibilities delegated to such committee by the JSC or the JDC, as applicable, so long as such duties and responsibilities do not exceed the respective power and authority assigned to the JSC and the JDC hereunder. In particular, and without limiting the generality of the foregoing, no Committee may amend or modify the terms or provisions of this Agreement.
          (b) Each Party shall ensure that its representatives to a committee have appropriate expertise and authority to serve as members of such committee. With the consent of the representatives of each Party serving on a particular committee, other representatives of each

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Party may attend meetings of that committee as observers. A meeting of a committee may be held by audio or video teleconference with the consent of each Party, provided that at least half of all meetings for that committee in each calendar year shall be held in person. Meetings of a committee shall be effective only if at least one representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in committee meetings. Each Party shall use good faith and cooperative efforts to facilitate and assist the efforts of the committees.
          (c) Each committee shall continue to exist until the first to occur of (i) the Parties mutually agreeing to dissolve it, (ii) the expiration of all payment obligations described in Article 7, or (iii) Alexza providing to Endo written notice of its intention to dissolve and no longer participate in such committee. In any event, at any time Alexza may terminate its participation on any committee, on thirty (30) days’ written notice. Unless the Parties agree otherwise in writing at the time, upon dissolution of such committee, Alexza’s powers and duties shall automatically be assumed by Endo; provided, however, Alexza shall have a right to approve (such approval not to be unreasonably withheld or delayed) any decisions made by Endo after the dissolution of such committee, to the extent that Alexza would have had the right to make a final decision on such matter pursuant to Section 2.1(d)(ii) had Alexza not terminated its participation on the committee.
ARTICLE 3
DEVELOPMENT PROGRAM
     3.1 Overview of Development. The Parties shall undertake the development of Product in a collaborative and efficient manner in accordance with this Article 3. The pre-clinical and clinical development of Product in the Territory under this Agreement shall be governed by a written development plan (the “Development Plan”), as such Development Plan may be revised from time to time in accordance with Section 3.2(a).
     3.2 Development Plan.
          (a) Development Plan. Within three (3) months following the Effective Date, the JDC shall develop an initial Development Plan, which will contain detailed provisions governing all pre-clinical and clinical development, budgets and timelines, manufacturing, and regulatory work to be performed to obtain Regulatory Approval of the Initial Product. The Development Plan shall be subject to final approval by Endo, except that, subject to Section 2.1(d)(ii), the Device design, development and manufacturing portion of the Development Plan shall be subject to final approval by Alexza. As long as the Product is being developed, the JDC shall review the Development Plan at least annually and may, from time to time, provide comments to and/or generate a proposed revised version of the Development Plan that is consistent with the terms of this Agreement and the goals of the Parties’ collaborative development of the Product, which revised version shall be submitted to the JSC for approval as set forth above. The JSC shall give good faith consideration to any comments and/or revisions provided by the JDC with respect to the Development Plan, but the final determination as to what changes and/or revisions shall be made to any Development Plan shall be made by the JSC,

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

subject to the provisions of Section 2.1(d) in the case of any deadlock among the members of the JSC. Once approved by the JSC, such revised Development Plan shall replace the prior Development Plan. The Development Plan shall allocate between the Parties responsibility for each development-related activity described therein in a manner consistent with Section 3.3. The Development Plan shall in no event be amended in a manner that would require either Party to perform any assignment or task in a manner that would violate any applicable law or regulation. In the event of a change in any applicable law or regulation, the Parties shall work together to amend the Development Plan to enable each Party to comply fully with such law or regulation. If such amendment is not approved, the affected Party would be excused from performing any activity specified in the Development Plan that would violate or result in a violation of any applicable law or regulation.
          (b) Performance of Development Plan. The Parties shall use Commercially Reasonable Efforts to conduct their respective tasks assigned pursuant to the Development Plan and to attempt to achieve the objectives of the Development Plan. Each Party shall perform its obligations under the Development Plan in a professional manner, and in compliance in all material respects with the Development Plan and the requirements of applicable laws and regulations and all applicable good clinical and manufacturing practices. Changes in the scope or direction of the development work under this Agreement that would require a material deviation from the Development Plan must be approved by the Parties as set forth in Section 3.2(a).
     3.3 Responsibilities of the Parties.
          (a) Endo shall have primary responsibility for implementing the clinical and pre-clinical development and non-manufacturing regulatory aspects of the Development Plan as set forth in greater detail in this Article 3 and Article 4.
          (b) Alexza shall have primary responsibility for Device design and development (other than pre-clinical and clinical development), design implementation, all other Device-related aspects of the Development Plan, and all manufacturing activities with respect to Product, subject to the provisions of and as set forth in greater detail in this Article 3 and Articles 4 and 5. Such responsibilities shall include: (i) the design, development and testing of the Device for use in a Product, (ii) performance of CMC activities for a Product, and (iii) manufacture and supply of Clinical Trial Materials for use in Pre-Clinical Trials and Clinical Trials. Notwithstanding anything to the contrary in this Agreement, Alexza’s responsibility to conduct development work and to pay development costs under Section 3.5 shall terminate upon receipt of Regulatory Approval for the Initial Product for the treatment of breakthrough pain in cancer patients and the treatment of breakthrough pain in non-cancer patients (it being understood that Alexza’s responsibility to conduct development work and pay development costs under Section 3.5 shall continue prior to receipt of Regulatory Approval for so long as development work for Regulatory Approval continues for such indications), except that Alexza’a responsibilities shall continue in respect to all Clinical Trials necessary to support registration of such Product for such indications.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (c) Notwithstanding anything to the contrary in this Agreement, unless Alexza agrees otherwise in writing, Alexza shall have no obligation to perform any work in connection with, or in support of, (i) any Non-Registrational Trial of the Initial Product, (ii) the design, development, or manufacturing, of any Products other than the Initial Product, or (iii) any Clinical Trials for an indication other than each indication included in the Initial Indication (it being understood that Alexza’s responsibility for each such indication shall continue so long as Regulatory Approval for such indication continues to be sought or has been obtained (where Regulatory Approval has been obtained, to the extent relating to Clinical Trials to support registration)).
     3.4 Third Party Contractors. Either Party shall be free to subcontract to Third Parties (“Subcontractors”) any of its obligations under this Agreement; provided, however that (a) with respect to any such Subcontractor that will be manufacturing major components for Product or overseeing or conducting Pre-Clinical Trials and Clinical Trials or toxicology studies for Product, the applicable Party shall notify the other Party in writing upon retaining such Subcontractor; (b) each Party shall enter into agreements with its Subcontractors that contain confidentiality terms at least as strict as those set forth in Article 10 hereof; and (c) no such subcontracting shall relieve a Party of its obligations hereunder. In addition, in the event that Alexza subcontracts with a Third Party to manufacture, test and/or package Product for use in the Territory, Endo shall be given the opportunity to review and comment on such manufacturing agreement in advance of its execution, and Alexza shall give good faith consideration to Endo’s comments. Such Third Party manufacturing agreement(s) shall provide that Endo shall be an intended third party beneficiary of such Third Party manufacturer’s obligations to Alexza with respect to Product thereunder, including with rights of direct enforcement by Endo. In addition, each Third Party manufacturing agreement for Product for use in the Territory shall provide, in substance, that, in the event that Alexza, or any other Person acting on behalf of Alexza or its estate pursuant to any bankruptcy laws, shall seek or obtain a bankruptcy rejection of such Third Party manufacturing agreement, then the Third Party manufacturer shall (i) timely exercise its rights to continue any and all licenses (if any) thereunder relating to the Product in the Territory, and (ii) to the extent that bankruptcy rejection effectively terminated the Third Party manufacturing agreement, immediately enter into an agreement with Endo for Product in the Territory on substantially the same terms and conditions as those contained in the agreement with Alexza. The Third Party manufacturing agreements may contain such additional terms and conditions as Alexza and the Third Party manufacturer shall agree to, subject to the review (but not the approval) of Endo prior to the execution of such Third Party manufacturing agreement and provided that such additional terms and conditions do not prejudice, reduce or limit performance by such Third Party manufacturer under this Agreement.
     3.5 Development Costs. Each Party shall be responsible for all internal costs and expenses incurred by or on behalf of such Party or its Affiliates in connection with development of the Initial Product pursuant to the Development Plan hereunder. Alexza shall be responsible for all out-of-pocket expenses for Device design and development (other than pre-clinical and clinical development after the Effective Date), design implementation, all other Device-related aspects of the Development Plan with respect to the Initial Product, and all manufacturing activities with respect to the Initial Product. Except as set forth in the following sentence, after the Effective Date Endo shall be responsible for all out-of-pocket expenses payable to Third

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Parties incurred by Endo or its Affiliates in connection with pre-clinical, clinical, and regulatory development of the Initial Product pursuant to the Development Plan (“External PC&R Costs”). Endo and Alexza shall be responsible for [ * ] and [ * ], respectively, of External PC&R Costs in excess of [ * ]; provided, however, that Alexza’s responsibility for External PC&R Costs shall not exceed a total of twenty million dollars ($20,000,000). Notwithstanding the foregoing, Alexza shall not be responsible for any costs associated with any Clinical Trial for an indication other than each indication included in the Initial Indication (it being understood that Alexza’s responsibility to pay costs shall continue in respect to each such indication in the Initial Indication for which Regulatory Approval continues to be sought) or with a Non-Registrational Trial, and such costs shall not be included in External PC&R Costs for the purpose of determining whether External PC&R Costs exceed the foregoing [ * ] threshold. Any request or claim by Endo for reimbursement of External PC&R Costs shall be invoiced on a quarterly basis and shall be calculated in accordance with GAAP consistently applied by Endo. Such invoices shall be in reasonable detail and shall be due forty five (45) days after Alexza’s receipt thereof. To the extent that Endo desires to undertake the pre-clinical or clinical development of Products other than the Initial Product, the Parties shall discuss in good faith the manner in which any costs associated with such development or regulatory, design, testing, or manufacturing activities related to such development shall be paid.
     3.6 Development Guidelines.
          (a) General. In all matters related to implementation of the Agreement, the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance the legitimate interests and concerns of the Parties and further the development of the Product.
          (b) Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Alexza and Endo is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.
     3.7 Generic Product. In no event shall Endo develop or manufacture a Generic Product intended for sale in the Territory or sell or otherwise commercialize a Generic Product in the Territory.
ARTICLE 4
REGULATORY MATTERS
     4.1 Non-Manufacturing Regulatory Submissions.
          (a) Except as set forth in Section 4.2, as between the Parties, Endo shall have sole responsibility, at its own expense, for preparing, filing and maintaining all Regulatory Submissions for Product in the Territory, including preparing all reports required in connection with the submission of any application for Regulatory Approval. Endo shall use Commercially

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Reasonable Efforts to obtain Regulatory Approvals in the U.S. for Product for one or both indications included in the Initial Indication (as determined by Endo) and for any other indications that Endo decides to pursue. If and when Regulatory Approvals are secured in the U.S., Endo shall thereafter make a determination as to whether to pursue Regulatory Approvals in Canada and Mexico, which determination shall be left to Endo’s sole discretion. If Endo decides to pursue Regulatory Approvals in Canada and/or Mexico, Endo shall use Commercially Reasonable Efforts in furtherance thereof. Subject to Section 4.2, all Regulatory Submissions for Product shall be filed in the name of Endo or one of its Affiliates or sublicensees, and, as between the Parties, Endo shall be responsible for all communications and other dealings with the Regulatory Authorities relating to Product in the Territory. Endo shall be the legal and beneficial owner of all Regulatory Submissions and Regulatory Approvals for Product in the Territory. No later than thirty (30) days following the Effective Date, Alexza shall transfer to Endo any INDs for AZ-003 that are Controlled by Alexza as of the Effective Date. For clarity, development outside of the U.S. within the Territory shall be at the sole discretion of Endo.
          (b) Endo shall develop and implement procedures for drafting and review of any IND, New Drug Application, or other planned Regulatory Submission for a Product, which shall provide Alexza, to the extent reasonably practicable, a period of not less than ten (10) days to provide substantive comments. Endo shall give good faith consideration to all substantive comments provided by Alexza and shall revise each such Regulatory Submission to reflect any comments provided by Alexza that Endo, in its reasonable discretion, shall deem necessary and/or appropriate to include in such Regulatory Submission.
          (c) Endo shall promptly notify Alexza of all Regulatory Submissions that it submits, and, at Alexza’s written request, shall promptly provide Alexza with a copy (which may be wholly or partly in electronic form) of such Regulatory Submissions. Endo will provide Alexza with reasonable advance notice of any scheduled meeting between Endo or its Affiliate or sublicensee with any Regulatory Authority relating to a Product, and Alexza shall have a right to have up to two (2) Alexza employees or contractors attend, and, at the request of Endo, participate in, any such meeting. Endo also shall promptly furnish Alexza with summaries of all material correspondence or material meetings with any Regulatory Authority in the Territory relating to a Product, and Endo shall, at Alexza’s written request, promptly furnish Alexza with copies of such correspondence or copies of minutes of such meetings.
          (d) Following receipt of Regulatory Approval for a Product in the Territory, Endo shall retain primary responsibility for dealings with the applicable Regulatory Authority with respect to such Product, including filing all supplements and other documents with such Regulatory Authority with respect to such Regulatory Approval in the Territory.
          (e) To the extent permitted by law, Alexza and its Affiliates, and any licensee of Alexza from which Alexza has obtained a corresponding right for Endo and its Affiliates (which Alexza shall use Commercially Reasonable efforts to obtain), shall have a right of reference outside of the Territory to all Regulatory Submissions filed by, and Regulatory Approvals received by, Endo with respect to the Initial Product in the Territory upon payment by Alexza or such licensee to Endo of (i) [ * ] of Endo’s External PC&R Costs allocable to such Regulatory Submissions in the case such Regulatory Submissions are to be referenced in any

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

countries in the European Union, and (ii) [ * ] of Endo’s External PC&R Costs allocable to such Regulatory Submissions in the case such Regulatory Submissions are to be referenced in any countries outside the Territory and outside the European Union. To the extent permitted by law, Endo and its Affiliates shall have a right of reference to all Regulatory Submissions filed by, and Regulatory Approvals received by, Alexza and any licensee of Alexza from which Alexza has obtained a corresponding right for Endo and its Affiliates (which Alexza shall use Commercially Reasonable Efforts to obtain) with respect to any Product outside the Territory upon payment by Endo to Alexza or such licensee of [ * ] of the out-of-pocket costs and expenses paid to a Third Party by Alexza or such licensee for such Regulatory Submissions. Both Alexza and Endo may exercise their respective rights under this Section 4.1(e) with respect to Regulatory Submissions on a Clinical Trial-by-Clinical Trial basis (including toxicology studies), in which case the payments described above shall be calculated based on the External PC&R Costs (in the case of an exercise by Alexza) or out-of-pocket costs and expenses paid to a Third Party (in the case of an exercise by Endo) allocable to the Regulatory Submissions for each such Clinical Trial.
          (f) Except as set forth in Section 4.2(b), all Regulatory Submissions in the Territory and all safety and other data related thereto shall be deemed to constitute Endo Confidential Information and shall be subject to Article 10; provided, however, that the foregoing shall not limit Alexza’s right to use, for any product other than a Product, all Product-related pre-clinical and clinical data generated by, on behalf of, or for Alexza prior to the Effective Date.
     4.2 Manufacturing-Related Regulatory Submissions
          (a) Notwithstanding Endo’s obligation to submit Regulatory Submissions as set forth in Section 4.1(a), Alexza shall be responsible for compiling CMC information pertaining to Product for inclusion in Regulatory Submissions. Endo shall provide to Alexza the CMC portion of the Regulatory Submissions for completion by Alexza. Alexza shall promptly complete and provide the necessary information to Endo and Endo will include the CMC information provided by Alexza in Endo’s Regulatory Submissions.
          (b) All CMC information compiled by Alexza pursuant to Section 4.2(a) shall be deemed to be Alexza Confidential Information and shall be subject to Article 10.
          (c) Adverse Event Reporting.
               (i) Endo shall be responsible for complying with all Regulatory Requirements and other legal requirements governing adverse events that occur in the Pre-Clinical Trials conducted after the Effective Date and Clinical Trials or after Regulatory Approval of a Product in the Territory. Endo shall submit copies of reports of adverse events to Alexza simultaneously with submission to the applicable Regulatory Authorities. Each Party shall notify the other in a timely manner and in any event within twenty-four (24) hours of receiving any adverse event reports, notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of a Product.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (ii) Alexza shall be responsible for establishing and maintaining a global safety database.
          (d) Promptly following the Effective Date, but in no event later than sixty (60) days thereafter, Endo and Alexza will develop and agree upon safety data exchange procedures in a separate and detailed safety agreement (the “Safety Agreement”). Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety problem of any significance, and product quality and product complaints involving adverse events, sufficient to permit each Party, its Affiliates, sublicensees or licensees to comply with its legal obligations. The safety data exchange procedures will be promptly updated if required by changes in legal requirements.
     4.3 Regulatory Correspondence.
          (a) Notification to Other Parties of Regulatory Correspondence. Each Party shall promptly (and in any event, within five (5) Business Days of the date of receipt of notice) notify the other Party in writing of, and shall provide the other Party with copies of, any correspondence and other documentation received or prepared by such Party in connection with any of the following events: (i) receipt of a material regulatory letter, warning letter, Form 483, or similar item, from any Regulatory Authority directed to the manufacture, packaging, and/or storage of a Product, or Alexza facility or contract manufacturing facility associated with Alexza’s supply of Product hereunder; (ii) any recall or correction of any batch of the Drug; and (3) any regulatory comments relating to a Product requiring a response or action by a Party.
          (b) Regulatory Correspondence Requiring an Alexza Response. In the event that Alexza receives any material regulatory letter or comments from any Regulatory Authority directed to its manufacture of a Product requiring a response or action by Alexza, including, but not limited to, receipt of a Form 483 or a warning letter, Endo (as applicable) will promptly provide Alexza with any data or information required by Alexza in preparing any response relating to Alexza’s manufacture of such Product, and will cooperate fully with Alexza in preparing such response. To the extent reasonably practicable (subject to the time a response is mandated), Alexza shall provide Endo with a copy of each such response for Endo’s review and comment at least five (5) Business Days prior to Alexza’s submission of the response. Alexza shall give good faith consideration to any Endo comments to each such proposed Alexza response and shall incorporate such comments to the extent Alexza deems necessary or appropriate. Endo shall have the final decision with respect to any responses or actions required by such letter or comments which relate to the pre-clinical and clinical development, commercialization and regulatory aspects of the Product.
          (c) Regulatory Correspondence Requiring an Endo Response. In the event that Endo receives any material regulatory letter or comments from any Regulatory Authority relating to the manufacture of a Product, Alexza (as applicable) will promptly provide Endo with any data or information required by Endo in preparing any response relating to Alexza’s manufacture of a Product, and will cooperate fully with Endo in preparing such response. To the extent reasonably practicable (subject to the time a response is mandated), Endo shall provide Alexza with a copy of each such response for Alexza’s review and comment

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

at least five (5) Business Days prior to Endo’s submission of the response. Endo shall give good faith consideration to any Alexza comments to each such proposed Endo response and shall incorporate such comments to the extent Endo deems necessary or appropriate. Alexza shall have the final decision with respect to any responses or actions required by such letter or comments which relate to manufacture of the Product.
     4.4 Inspections. In the event that the Alexza facility or contract manufacturing facility will be inspected by representatives of any Regulatory Authority directed to Alexza’s manufacture of Product or Clinical Trial Material, Alexza shall notify Endo promptly after learning of such inspection, and shall supply Endo with copies of any correspondence or portions of correspondence which relate to Product. Following any such inspection, Alexza shall provide Endo with a written summary of that portion of the inspection that was relevant to Product or Clinical Trial Material within seven (7) Business Days of such inspection.
     4.5 Product Recalls and Withdrawals. In the event that a Party becomes aware that a Product may not comply with applicable law, rules or regulations (either by notification from a Regulatory Authority or otherwise) in the Territory and/or that a recall or withdrawal of a Product in the Territory is desirable, such Party shall promptly notify the other Party. Promptly after Endo receives such notice from Alexza (if Alexza is the Party that first becomes aware of the necessity/desirability of a Product recall or withdrawal) or promptly after Endo first becomes aware of the necessity/desirability of a Product recall or withdrawal (if Endo is the Party that first becomes so aware), Endo shall undertake an appropriate investigation, give good faith consideration to all substantive comments provided by Alexza, and make a determination with respect to the disposition of any such matter, including determining whether the applicable Product in the Territory shall be recalled or withdrawn. If Endo determines that a Product in the Territory shall be recalled, Endo shall develop and implement a plan to conduct such recall. The Party that is predominantly responsible for the applicable Product’s non-compliance with applicable laws, rules and regulations shall bear all costs and expenses associated with conducting such recall in accordance with such recall plan, unless such recall results predominantly from the other Party’s material breach of its obligations under this Agreement or unless such recall otherwise predominantly results from the gross negligence or wrongful intentional acts or omissions of the other Party, in which case the other Party shall bear all costs and expenses associated with such recall. In all cases, each Party shall use Commercially Reasonable Efforts to implement any recall of any Product in the Territory.
     4.6 Regulatory Updates. During the Term, Endo will keep Alexza generally apprised of the status of any Regulatory Submissions related to a Product in the Territory. Endo shall immediately notify Alexza in writing upon receipt by Endo or its sublicensee(s) of any Regulatory Approval to market a Product for any indication in the Territory. Correspondingly, Alexza shall immediately notify Endo in writing upon receipt by Alexza or its sublicense(s) of any Regulatory Approvals to market Product for any indication outside the Territory.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 5
MANUFACTURE AND SUPPLY OF PRODUCT
     5.1 Supply of Clinical Trial Materials and Product.
          (a) Manufacture and Purchase of Clinical Trial Materials and Product.
               (i) Alexza shall be responsible for the production, manufacture, testing, packaging and all related activities, including, without limitation, acquisition of Raw Materials and warehousing, storage and supplying final packaged materials (collectively, the “Manufacture”), of and with respect to Clinical Trial Materials and Product (upon applicable Regulatory Approval), and carrying out quality assurance in accordance with the Quality Agreement. The Parties shall enter into the Quality Agreement within ninety (90) days of the Effective Date. Except as otherwise set forth herein, Endo shall purchase all of its requirements of Clinical Trial Materials in respect to the Initial Product and the Initial Product from Alexza and Alexza shall supply all of Endo’s requirements for such Clinical Trial Materials (as set forth in the Development Plan) and Product. Clinical Trial Materials in respect to the Initial Product and the Initial Product (if not otherwise specified in this Article 5, where applicable, Product shall refer to the Initial Product and to Clinical Trial Materials in respect to the Initial Product) shall be supplied in accordance with the following provisions. Subject to Section 5.1(c)(vi), Alexza shall supply Product at its sole cost and expense.
                    (1) Subject to the provisions of this Article 5, Alexza shall Manufacture at the Plant (and/or have Manufactured by Subcontractor(s)) Clinical Trial Materials and Product for the benefit of Endo, its Affiliates and sublicensees for use in the Territory in accordance with the Product Specifications, cGMP and the Quality Agreement using Alexza Intellectual Property and, where appropriate, in accordance with and using Endo Intellectual Property licensed under this Agreement.
                    (2) Alexza shall have sole responsibility for disposing of all Clinical Trial Materials and Product and wastes arising from Manufacture in accordance with all applicable laws, rules and Regulatory Requirements.
               (ii) Alexza shall, at its cost, perform all Validation Activities relating to manufacturing, equipment, packaging and cleaning process and shall produce necessary Validation Batches with respect to the Clinical Trial Materials and Product.
               (iii) Endo acknowledges and agrees that Alexza may manufacture Clinical Trial Materials and Product for use outside of the Territory. Without limiting Alexza’s obligations under this Agreement to supply Product and Endo’s right to enforce such obligation, in the event of a prospective shortage of capacity, Alexza shall reasonably allocate, based on historical and forecasted needs, available quantities of Clinical Trial Materials and Product to Endo and any Third Party with rights to the Clinical Trial Materials and Product outside of the Territory in priority to any allocation to Alexza and any of its Affiliates, provided, however, that in the event of any such prospective shortage of capacity Alexza covenants to allocate at least

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ] of its manufacturing capacity to Endo’s Purchase Orders in priority to any other Person’s orders. In no event shall Alexza manufacture a Generic Product for sale in the Territory.
               (iv) Clinical Trial Materials shall be supplied to Endo as specified in the Development Plan.
          (b) Forecasts; Orders of Product.
               (i) No later than [ * ] prior to January 1 of each year following the First Commercial Sale of a Product in the Territory, Endo shall deliver to Alexza a non-binding [ * ] forecast of Endo’s unit requirements for Product for each year during that period. Such long-term forecast shall thereafter be updated at least once every [ * ] during the Term.
               (ii) No later than [ * ] prior to the expected First Commercial Sale, Endo and Alexza shall discuss in good faith the quantities of Product forecasted to be necessary to support commercial launch. No later than [ * ] prior to the First Commercial Sale, Endo shall submit to Alexza a written forecast of its monthly requirements for Product for each of the next succeeding [ * ]. The forecast shall be updated [ * ].
               (iii) The forecast of the most current [ * ] period shall always constitute a firm order by Endo for the [ * ] forecasted requirements. Endo shall submit a Purchase Order to Alexza with respect to such firm order (a “Purchase Order”) with not less than sixty (60) days lead time prior to a requested Delivery Date for the first nine months following First Commercial Sale, and ninety (90) days lead time thereafter, which Purchase Order shall state in detail the required amounts and related Delivery Dates, and shall be binding on the Parties regarding Products to be purchased. Alexza shall have ten (10) days to accept or reject such order for failure to conform to the firm order quantity or failure to comply with the lead time requirements, with failure to respond being deemed acceptance. The forecast for the remaining [ * ] period of each rolling forecast is for planning purposes only and shall not constitute a commitment to purchase or supply Product. In the event that Endo does not ultimately purchase the forecast quantities for the binding [ * ] period representing a firm order, then as of the last day of the end of the month in such [ * ] period in which a firm order is not completed with Purchase Orders during such period Endo shall be deemed to have provided a Purchase Order for the amount of Product equal to (A) the applicable firm order amount less (B) the previously ordered amounts represented by Purchase Orders for the applicable [ * ] (the “Final Firm Order Commitment”). The Final Firm Order Commitment shall have a Delivery Date that is sixty (60) days from end of the month in which the Final Firm Order Commitment is deemed to occur. Notwithstanding the foregoing, Endo may cancel without penalty any and all Purchase Orders in the event Alexza is unable to fulfill any outstanding Purchase Order within ninety (90) days of its scheduled Delivery Date due to a force majeure event.
               (iv) Endo shall have the right to reasonably approve suppliers selected by Alexza for the provision of Raw Materials for use in the Clinical Trial Materials and Product. Alexza shall be permitted to purchase Raw Materials for the Manufacture of Product using the forecast of the most current [ * ] period in the [ * ] Product forecast. Should any Raw Materials purchased based on this [ * ] forecast become obsolete or unusable as a result of subsequent

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

changes to Endo’s forecast quantities or to Product Specifications, then Endo shall, at Endo’s option, purchase from Alexza at Alexza’s acquisition cost, the amount of inventory of Raw Materials so rendered obsolete (including related costs for destruction), or, if possible, have Alexza return such materials and reimburse Alexza any restocking fees incurred.
               (v) Should any Purchase Order include volume of Product in amounts that exceed [ * ] of amounts set forth in the most recent forecast provided by Endo to Alexza pursuant to Section 5.1(b)(ii) hereof, or should Endo desire to increase the amount of Product to be purchased pursuant to any already submitted Purchase Order, then Alexza shall use Commercially Reasonable Efforts to meet such excess Product request. Notwithstanding the foregoing, Alexza shall not be liable to Endo for any inability, despite its Commercially Reasonable Efforts, to manufacture and deliver such excess Product.
          (c) Purchase of Product; Deliveries.
               (i) Endo shall place Purchase Orders only in whole Batch quantities. Alexza shall furnish to Endo with each shipment of Product ordered by Endo hereunder, (A) a certificate of analysis reflecting that such Product conforms to the relevant Specifications and (B) all documentation required by law, Regulatory Requirements or any Regulatory Authority having jurisdiction over such shipment.
               (ii) Endo shall not be required to take receipt of a Batch of Product with less than [ * ] expiry or [ * ] of the original shelf life, whichever is greater, except that in the event that the Product receives an original shelf life of [ * ] or less, the qualification as to [ * ] of the original shelf life shall not apply to Product delivered in respect to a Purchase Order that has a Delivery Date within [ * ]. Endo and Alexza may nonetheless negotiate in good faith for Endo to purchase such Batches.
               (iii) Property in, title to and risk of loss of or damage to Product shall remain with Alexza and pass to Endo only upon delivery EXW (Incoterms) Alexza’s Plant shipping dock in the U.S. to a carrier designated by Endo. Product shall be prepared by Alexza for shipment in accordance with mutually agreed shipping and packing specifications and all shipments shall be accompanied by appropriate transportation and other agreed upon documentation.
               (iv) In the event that any Product shall fail to conform in all material respects with any Purchase Order, any warranty, the Quality Agreement and/or the Specifications, Endo shall have the right to reject such Product by giving written notice to Alexza within thirty (30) days after receipt by Endo in the case of patent defects in such Product and thirty (30) days from the date when Endo learned of such defects in the case of latent defects in such Product. Any notice given hereunder shall specify in writing the manner in which the Product fails to conform to the Purchase Order or fails to meet such warranty or the Specifications.
                    (1) If it is determined by agreement of the Parties (or in the absence of agreement of the Parties, by a mutually acceptable independent laboratory or

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

consultant whose fees shall be paid by the non-prevailing Party) that the non-conformity is due to damage to the Product (i) caused by Endo or its agents or customers or (ii) which occurs subsequent to delivery of such Product to Endo’s carrier at the Plant in the U.S., Alexza shall have no liability to Endo with respect thereto. In all other instances following the determination by agreement of the Parties (or in the absence of agreement of the Parties, by a mutually acceptable independent laboratory or consultant whose fees shall be paid by the non-prevailing Party) that Alexza is responsible for the non-conformity, Endo shall be entitled, in addition to any other remedies it may have, to prompt replacement by Alexza of such non-conforming Product with conforming Product at no additional cost to Endo. In the case of non-conforming Product for which Alexza is responsible as provided above at a time when Endo has no additional quantities of Product on order with Alexza, Alexza shall pay to Endo a credit in an amount equal to the amount paid by Endo to Alexza for such Product, plus associated shipping and insurance charges.
                    (2) In any case where Endo rejects non-conforming Product, Endo shall await written instructions from Alexza as to further disposition of the non-conforming Product. If Alexza does not provide such instructions within ninety (90) days of receipt of Endo’s rejection notice, Endo shall dispose of the Product and invoice Alexza for the costs of destruction. In any event, Endo may retain samples of non-conforming Product for the purpose of determining any dispute.
               (v) In the event Endo elects to accept Product that is delivered after the Delivery Date specified in the applicable Purchase Order, Endo may, in addition to any other remedies available to it, commencing on the eleventh (11th) day after the specified Delivery Date, charge Alexza for each seven day period thereafter that the delivery is late a late delivery charge equal to [ * ] of royalties payable by Endo in respect to such Product for the first seven day period, [ * ] of royalties payable by Endo in respect to such Product for the second seven day period, and [ * ] percent of royalties payable by Endo in respect to such Product for each subsequent seven day period, up to a maximum late delivery charge of [ * ] of royalties in respect to such Product. However, no late fee shall accrue on any Product delivered (i) pursuant to a Purchase Order accepted by Alexza pursuant to Section 5.1(b)(v) or (ii) within thirty (30) days after the Delivery Date specified in the applicable Purchase Order if the Purchase Order has a Delivery Date within ninety (90) days after [ * ] and includes a volume of Product that is in excess of the amounts set forth in the forecast provided by Endo to Alexza [ * ].
               (vi) Endo shall pay Alexza a transfer price of [ * ] per controller included in the Initial Product and [ * ] per cartridge of Drug included in the Initial Product in respect to Initial Product acquired by Endo to be sold in the First Commercial Sale [ * ]. In no event shall Endo be required to pay Alexza for the supply of any Raw Materials, Clinical Trial Materials or other Product hereunder unless otherwise agreed by Endo. Payments due by Endo to Alexza under this paragraph are due forty five (45) days from the date of Alexza’s invoice, which invoice shall be sent out concurrently with shipment of Product.
          (d) Capacity. Alexza covenants that it will have the capacity to Manufacture up to [ * ] controllers and [ * ] cartridges of Drug for the Initial Product per year for Endo (the

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Volume Commitment”) in the event that Endo forecasts such quantities. Alexza shall use its Commercially Reasonable Efforts to ensure that all of Endo’s Product requirements in excess of the Volume Commitment are met. In the event that Alexza in its reasonable judgment based on the forecast provided pursuant to Section 5.1(b)(i) approaches full capacity for Manufacturing Product at its Plant which would be reasonably expected to fail to fulfill Endo’s requirements of Product within the next [ * ] based on Endo’s most recent forecast, Alexza shall give written notice to Endo. Within sixty (60) days of receipt of such notice, Endo and Alexza shall meet to determine courses of action to address such capacity issues. If Endo determines that an appropriate course of action is establishing an alternative source of supply and Alexza is unwilling or unable to establish such alternative source of supply, Alexza shall transfer to a Third Party manufacturer designated by Endo such rights in Alexza Intellectual Property and manufacturing technology and shall otherwise provide Endo, its Affiliates and such Third Party manufacturer with such support as may be reasonably necessary to allow for such Third Party to Manufacture in a timely manner in order to avoid any loss of, or interruption in, supply of Product. Anything herein to the contrary notwithstanding, in such event (i) Endo may send to such Third Party manufacturer the greater of the shortage in Alexza’s supply capacity or [ * ] of Endo’s requirements for Product, and (ii) no royalties shall be payable by Endo to Alexza in respect to Product supplied by such Third Party manufacturer. For the avoidance of doubt, if Alexza establishes an alternative source of supply by retaining a Third Party manufacturer as a Subcontractor (at Alexza’s expense), Endo shall owe Alexza the royalties specified in Section 7.3 in respect to Product supplied by such Third Party manufacturer.
          (e) Continuing Supply.
               (i) Upon expiration of the Term, at Endo’s request, Alexza shall continue the Manufacture of Product in accordance with the terms of this Agreement for such period as may be reasonably necessary for Endo to transfer production to an alternative manufacturer (not to exceed [ * ]), including, without limitation, time to negotiate terms and qualify and validate any such alternative manufacturer, and otherwise Manufacture all outstanding orders. Royalties under Section 7.3 shall be paid by Endo in respect to Product supplied by Alexza during such period, except that if a Generic Product is then being sold and Alexza provides evidence to Endo that the royalty does not cover its costs of manufacturing Product (as computed consistent with industry standards to be direct costs plus a reasonable allocation of indirect labor and facilities costs attributable to manufacture of Product (but not corporate overhead)) plus [ * ], supply shall be at such cost of manufacturing plus [ * ].
               (ii) Without limiting the obligations of Alexza set forth elsewhere in this Agreement regarding Manufacture and technology transfer, commencing at the request of Endo made not earlier than thirty (30) months prior to the expiration of the Term, Alexza shall transfer rights in Alexza Intellectual Property and technology to any Third Party manufacturer, and otherwise provide Endo, its Affiliates and/or any Third Party manufacturer, with such support and technical assistance as may be reasonably necessary to Manufacture in a timely manner in order to avoid any loss of, or interruption in, supply of Product. Prior to the expiration of the Term, Endo shall owe Alexza the royalties specified in Section 7.3 in respect to Product supplied by such Third Party manufacturer under this Section 5.1(e).

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (f) Long-Term Inability to Supply or Other Inability to Supply. In the event that a Long-Term Inability to Supply has occurred, Endo shall have the right, at its sole discretion, to (i) use a Third Party manufacturer and take such other related actions as may be necessary to fill the Product supply shortfall and not pay Alexza any royalties in respect of Product manufactured by such Third Party manufacturer; or (ii) exercise any right that Endo may have under Section 14.2(c) to terminate this Agreement (and all licenses granted to Endo) as a result of such Long-Term Inability to Supply. In the event that a Long-Term Inability to Supply has occurred, Alexza shall have the obligation, upon request by Endo, to transfer to the Third Party manufacturer rights in such Alexza Intellectual Property and technology and otherwise provide Endo, its Affiliates and such Third Party manufacturer with such support and technical assistance as may be reasonably necessary to allow the Third Party manufacturer to Manufacture in a timely manner so as to minimize the loss of, and interruption in, the supply of Product.
          In the event that at any time Alexza is in continuing or repeated breach of its obligations to supply Product under Section 5, but such breach does not constitute Long-Term Inability to Supply, in addition to any other remedies Endo may have, Endo may give written notice to Alexza and thereupon the Parties shall promptly meet to determine courses of action to address such breach. The Parties shall attempt to agree upon a corrective plan with respect to such breach; provided that if the Parties are unable to agree upon a corrective plan within ninety (90) days of Endo’s written notice and if Endo determines that an appropriate course of action is establishing an alternative source of supply and Alexza is unwilling or unable to promptly establish such alternative source of supply, then Endo shall notify Alexza of such determination in writing. Promptly thereafter, Alexza shall transfer to a qualified Third Party manufacturer designated by Endo such rights in Alexza Intellectual Property and manufacturing technology and shall otherwise provide Endo, its Affiliates and such Third Party manufacturer with such support as may be reasonably necessary to allow for such Third Party to Manufacture in a timely manner in order to avoid any loss of, or interruption in, supply of Product. Anything herein to the contrary notwithstanding, in such event (i) Endo may send to such Third Party manufacturer the greater of the shortage in Alexza’s supply capacity or [ * ] of Endo’s requirements for Product, and (ii) no royalties shall be payable by Endo to Alexza in respect to Product supplied by such Third Party manufacturer. For the avoidance of doubt, if Alexza establishes an alternative source of supply by retaining a Third Party manufacturer as a Subcontractor (at Alexza’s expense), Endo shall owe Alexza the royalties specified in Section 7.3 in respect to Product supplied by such Third Party manufacturer.
          (g) Commercial Supply. Not less than [ * ] prior to the initiation of the first Phase III clinical study of a Product, the Parties shall agree upon Specifications for the Product and amend the Quality Agreement consistent with Alexza’s obligations to Manufacture Product for commercial sale.
ARTICLE 6
COMMERCIALIZATION
     6.1 Commercialization. Endo shall have sole responsibility and decision-making authority for commercialization of Product in the U.S. (and if Regulatory Approval for a Product

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

is pursued by Endo as provided in Section 4.1(a) and obtained, elsewhere in the Territory where such Regulatory Approval is obtained), which shall be carried out in accordance with the Commercialization Plan. Endo shall be solely responsible for all costs and expenses associated with its commercialization of Product in the Territory. Endo may, in its sole discretion, choose whether to market and sell a particular Product itself or to collaborate with Affiliates, sublicensees or distributors to market and sell such Product, subject to Section 8.6.
     6.2 Commercialization Plan.
          (a) No later than [ * ] prior to the anticipated filing of an application for Regulatory Approval for a Product in the U.S., Endo shall deliver to the JSC a draft written commercialization plan setting forth anticipated material commercialization activities to be performed with respect to such Product in the U.S. by Endo or on its behalf, as well as projected timelines for such activities (the “Commercialization Plan”). The JSC shall promptly review such draft initial Commercialization Plan and may provide commercially reasonable comments to Endo for its consideration. Endo shall give good faith consideration to such comments and may revise such draft Commercialization Plan to implement such of the JSC’s comments that it shall deem necessary or advisable to include in the draft. Endo shall, thereafter, submit the Commercialization Plan with such changes, revisions and modifications that it shall deem advisable to the JSC, and the Commercialization Plan, together with such changes, revisions and modifications, as applicable, shall be deemed final.
           (b) No later than [ * ] prior to the anticipated launch of a Product in the U.S., Endo shall update the Commercialization Plan, and shall thereafter update the Commercialization Plan on an annual basis as follows: Endo shall provide the JSC with a draft update to the Commercialization Plan no later than December 1 of each year. Endo shall give good faith consideration to any comments provided by the JSC and may revise such Commercialization Plan to implement such of the JSC’s comments that it shall deem necessary or advisable to include in the Commercialization Plan, after which the update to the Commercialization Plan shall be deemed to be finalized. Endo shall deliver a final version of the updated Commercialization Plan no later than January 31 of the following year.
          (c) The Commercialization Plan shall include a marketing plan for the Product for which Regulatory Approval is being sought or obtained in the U.S. that includes plans related to the anticipated promotion and sale of such Product in the U.S., competitive analysis, including information regarding actions intended to mitigate competitive threats, a non-binding sales forecast for the following year and the marketing, promotion and advertising campaigns proposed to be conducted, including the number of detailing representatives, level of promotion and Endo’s medical education activities.
     6.3 Efforts. Endo shall use Commercially Reasonable Efforts to commercialize each Product in such part of the Territory for which Regulatory Approval is obtained. If Alexza in its reasonable opinion believes that Endo has not satisfied any of its material obligations under this Section, Alexza may convene a special meeting of the JSC to discuss the matter by written notice to Endo. Such notice shall state with particularity the obligations that Alexza believes that Endo has not satisfied and the basis for such belief, including any supporting evidence that it wishes to

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provide in connection therewith. The meeting shall be convened at Endo’s office in Chadds Ford, Pennsylvania, within ten (10) Business Days of Endo’s receipt of such notice. At such meeting, the members of the JSC shall discuss the concerns of Alexza, Endo’s efforts in such areas of concern and any additional actions that Alexza requests that Endo take to remedy the cause for Alexza’s concern. If after such meeting Alexza continues to have reasonable belief that Endo is not meeting its obligations under this Section, Alexza may within one hundred eighty (180) days after such meeting so notify Endo in writing. Within thirty (30) days after the date of any such notice, Endo shall respond in writing in good faith to Alexza with its explanation and supporting evidence. The foregoing procedure is not intended to limit Alexza’s right to terminate this Agreement under Section 14.2(c) with respect to any failure by Endo to comply with the first sentence of this Section 6.3 that is a material breach of this Agreement.
ARTICLE 7
PAYMENTS
     7.1 Upfront Payment. Endo shall pay Alexza a nonrefundable, non-creditable payment of Ten Million Dollars ($10,000,000) within five (5) Business Days after the Effective Date.
     7.2 Milestone Payments. Endo shall make the following nonrefundable, non-creditable payments to Alexza within thirty (30) days after the first achievement of the corresponding event set forth below:
          (a) [ * ];
          (b) [ * ];
          (c) [ * ]; and
          (d) [ * ].
     As a matter of clarification, the payments referred to in subsections (a), (b), and (c) above shall be made one time with respect to the first Product which meets the requirements for the payment and not for any subsequent Product and the payment referred to in subsection (d) shall be made the first time the corresponding event is achieved and not for any subsequent achievement of such event.
     7.3 Royalty Payments. Commencing with the First Commercial Sale of the Initial Product, Endo shall make royalty payments to Alexza equal to [ * ] of [ * ] of such Product, except that if a Generic Product is sold by a Third Party within a country in the Territory during the Term, the royalties to which Alexza is entitled hereunder with respect to sales in such country shall be reduced by [ * ]. All royalties due under this Section 7.3 shall be paid quarterly within sixty (60) days of the end of the relevant calendar quarter. Endo shall be permitted to credit against such royalty payment the transfer price specified in Section 5.1(c)(vi) that is paid by Endo for the units of Product whose sale gave rise to such royalties, it being understood that a transfer price shall only be payable for Product during the [ * ].

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Any transfer price payments not credited against royalties for any period shall be carried forward and applied to subsequent royalty payments.
     7.4 Term of Royalties. Alexza’s right to receive royalties under Section 7.3 shall expire on a Product-by-Product basis upon the later of (a) [ * ] years from the First Commercial Sale of such Product in the Territory, or (b) the expiration of the last to expire Alexza Patent in the Territory.
     7.5 Royalty Reports. Commencing with the First Commercial Sale of a Product in the Territory, Endo shall provide Alexza with a written report together with the royalty payment within forty five (45) days after the last day of each calendar quarter. Each such report shall include a calculation of the Net Sales of Product, on a Product-by-Product basis made during the calendar quarter in question, the royalties payable thereon and the total annual Net Sales for the year to date. In addition, Endo shall provide Alexza within thirty (30) days after the last day of each calendar quarter with its then-current estimate of the royalties payable by Alexza for the prior quarter.
     7.6 Payment Method. All payments due under this Agreement to Alexza shall be made by bank wire transfer in immediately available funds to an account designated by Alexza. All payments hereunder shall be made in U.S. dollars.
     7.7 Taxes. Alexza shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Endo will (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Alexza within thirty (30) days following that tax payment.
     7.8 Interest. If either Party fails to make any payment due under this Agreement within ten (10) Business Days after the date upon which such payment is due, then interest shall accrue on such payment on a daily basis from the date such payment was originally due at a rate equal to [ * ] above the then-applicable prime commercial lending rate of Citibank, N.A., or at the maximum rate permitted by applicable law, whichever is the lower, and such interest shall be paid when such payment is made.
     7.9 Records.
          (a) Retention. Endo shall keep for at least three (3) years following the end of the calendar year to which they pertain complete records of External PC&R Costs and of the Net Sales of Product in the Territory. Such record keeping obligation shall survive any expiration or termination of this Agreement for the time provided herein.
          (b) Access to Records. Subject to the other terms of this Section 7.9, Alexza may audit the records of Endo regarding External PC&R Costs and Net Sales. Such audit shall be conducted (i) after at least thirty (30) days prior written notice from Alexza, (ii) at the facility(ies) where the applicable records are maintained, (iii) with the minimal reasonable

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

disruption to operations of Endo (to the extent reasonably practicable, such examination shall be completed within ten (10) Business Days), (iv) no more frequently than once in any calendar year, and (v) with respect to calendar years ended not more than two (2) years prior to the date of the audit. The audit shall be conducted by a nationally recognized independent certified public accountant selected by Alexza (but not the accountant that conducts or has within the past three (3) years conducted the audit of Alexza’s financial statements). The auditor will execute a written confidentiality agreement with Endo that is substantially similar to the confidentiality provisions of Article 10 and limiting the disclosure and use of information obtained from such audit to authorized representatives of the Parties and the purposes germane to this Section 7.9. The auditor will disclose to Alexza only the amount and accuracy of costs or payments, as applicable, reported and actually paid or otherwise payable under this Agreement. The auditor will send a copy of the report to both Parties at the same time. Alexza shall be responsible for expenses for the independent certified public accountant, except that Endo shall reimburse Alexza up to [ * ] for such independent accountant documented services if the independent accountant determines that the costs reported or payments made by Endo are less than [ * ] of the amount actually owed in the case of payments, or more than [ * ] in excess of actual costs in the case of cost reporting, in each case for the period of the audit and such determination is finally resolved in favor of Alexza pursuant to Section 7.9(d) below if contested by Endo.
          (c) Underpayment or Overpayment. If, as a result of any audit pursuant to Section 7.9(b), it is shown that Endo’s charges to Alexza for External PC&R Costs with respect to the time period audited were higher than the amount that should have been charged or that Endo’s payments to Alexza under this Agreement with respect to the period of time audited were less than the amount that should have been paid pursuant to this Agreement, then Endo shall, within thirty (30) days after Alexza’s demand therefor, either pay Alexza the amount of such excess charge or shortfall in payment, plus interest thereon as provided in Section 7.8, or proceed to the dispute resolution mechanism set forth in Section 7.9(d) below. If, as a result of any audit pursuant to Section 7.9(b), it is shown that Endo’s charges to Alexza for External PC&R Costs with respect to the time period audited were less than the amount that should have been charged or that Endo’s payments to Alexza under this Agreement with respect to the period of time audited exceeded the amount that should have been paid pursuant to this Agreement, then Alexza shall, within thirty (30) days after Endo’s demand therefor, either pay Endo the amount of such under charge or excess, plus interest thereon as provided in Section 7.8, or proceed to the dispute resolution mechanism set forth in Section 7.9(d) below.
          (d) Resolution of Dispute as to Audit. In the event that the Parties do not agree on the amount of overpayment or underpayment, within thirty (30) days, each Party shall select an independent public accounting firm (and each Party shall pay the costs of its own accounting firm), which shall meet and discuss the amount in dispute and other related matters within thirty (30) days thereafter. If such independent public accounting firms cannot agree on a resolution mutually agreeable to the Parties, such independent public accounting firms shall, within thirty (30) days after such selection, appoint a third independent public accounting firm which shall resolve the issue within thirty (30) days after its selection, and the Parties shall equally share the costs of such accounting firm. The recommendation of the third independent public accounting firm shall be final and binding upon the Parties. A judgment on such firm’s disposition may be entered in any court having jurisdiction over the Parties. Notwithstanding

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

anything to the contrary herein, the resolution of any dispute under this Section 7.9 shall be made under this subsection 7.9(d) instead and in lieu of Section 15.11. The preceding sentence shall not preclude the application of Section 15.11 to any contract interpretation issue (as compared to an accounting issue which would be precluded from determination under Section 15.11).
ARTICLE 8
LICENSE RIGHTS AND LIMITATIONS
     8.1 Licenses to Endo.
          (a) Subject to the terms and conditions of this Agreement, Alexza hereby grants to Endo a royalty-bearing (such royalties that are payable being specified in Section in Section 7.3 for the period specified in Section 7.4), exclusive (including with respect to Alexza except as necessary for Alexza to carry out its obligations under this Agreement) license (with the right to sublicense solely in accordance with Section 8.6) in the Territory, under the Alexza Intellectual Property, to develop, make or have made, use, offer for sale, sell, import, market and promote Product.
          (b) Endo acknowledges and agrees that the licenses set forth in this Section 8.1 do not include any rights (i) to commercialize the Product outside the Territory or to engage in development in support of such commercialization; or (ii) to research, develop, manufacture, or commercialize any product other than a Product.
          (c) Endo covenants that (i) it will not exercise or sublicense its right under Section 8.1(a) to make or have made the Product prior to the occurrence of an event requiring or permitting a transfer of manufacturing responsibility pursuant to Section 5.1(d), (e), or (f) and (ii) it will not exercise any rights granted in Section 8.1(a) with respect to Products other than the Initial Product unless and until the Parties agree in writing on the terms of development of such Products, including without limitation any compensation to Alexza.
     8.2 Licenses to Alexza.
          (a) Subject to the terms and conditions of this Agreement, Endo hereby grants to Alexza a worldwide, royalty-free, non-exclusive license (with the right to sublicense solely to Alexza’s Subcontractors), under any Endo Product Patents and any Endo Product Know-How Controlled by Endo, solely to conduct its obligations under this Agreement, including without limitation under the Development Plan or under Article 5.
          (b) Subject to the terms and conditions of this Agreement, including Section 8.3(a), Endo hereby grants to Alexza a non-exclusive license (with the right to sublicense), under Endo Intellectual Property to use and practice the Endo Intellectual Property in connection with the development, design and manufacture of Devices and/or the Staccato Technology (other than Product).
          (c) Subject to the terms and conditions of this Agreement, including Section 8.3(b), Endo hereby grants to Alexza, a non-exclusive license (with the right to sublicense),

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under Endo Intellectual Property, to use and practice Endo Intellectual Property in connection with the manufacture, development and commercialization of Product outside the Territory so long as any licensee of Alexza outside the Territory grants to Alexza (with right to sublicense to Endo) intellectual property developed by such licensee in connection with development and commercialization of Product outside the Territory for use and practice of such licensee’s intellectual property in connection with the manufacture, development and commercialization of Product in the Territory.
8.3	[ * ]
(a)	[ * ]

(b)	[ * ]
     8.4 Alexza Trademarks.
          (a) Grant of License. Subject to the terms and conditions of this Agreement, Alexza hereby grants to Endo an exclusive, royalty-bearing (such royalties that are payable being specified in Section 7.3 for the period specified in Section 7.4) license (with the right to sublicense in accordance with Section 8.6) to use the Alexza Trademarks specified on Exhibit C solely in connection with Pre-Clinical Trials and Clinical Trials and upon, or in relation to, Product. Endo agrees that it shall use Commercially Reasonable Efforts to use the Alexza Trademarks on Product and identify Alexza as the manufacturer of Product on the packaging therefor, subject, in all respects, to all applicable laws and Regulatory Requirements. Nothing in this Agreement shall obligate Endo to identify a Product, or to use Alexza’s Trademarks with respect to a Product, in any manner that Endo, in its reasonable discretion, determines may have an adverse effect upon the development or marketability of, or potential sales with respect to, such Product.
          (b) Use of Trademarks. Endo agrees to comply with all applicable laws and regulations pertaining to the proper use and designation of the Alexza Trademarks. Additionally, Endo shall use Commercially Reasonable Efforts to:
               (i) use the Alexza Trademarks upon or in relation to Product only in such manner that the distinctiveness, reputation, and validity of the Alexza Trademarks shall not be impaired, and without limiting the generality of the foregoing, ensure that the Alexza Trademarks are accompanied by words accurately describing the nature of the goods or services to which it relates and that the Alexza Trademarks are displayed as set forth in Exhibit C;
               (ii) comply with the reasonable requirements of Alexza, to the extent provided by Alexza to Endo in writing, as to the form, manner, scale and context of use of the Alexza Trademarks;
               (iii) display the proper form of trademark and service mark notice associated with each Alexza Trademark in accordance with instructions received from Alexza, subject to Endo being responsible in this regard to use only the same degree of care as Endo uses with its own marks;

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (iv) include, on any item which bears a Alexza Trademark, a statement identifying Alexza as the owner of such Alexza Trademark and stating that Endo is an authorized user of such Alexza Trademark;
               (v) not conduct, without the written consent of Alexza, the whole or any part of its business under a business name or trading style which incorporates any of the Alexza Trademarks; and
               (vi) neither use nor display any of the Alexza Trademarks in such relation to any other mark or marks owned by any Third Party, Endo or an Affiliate of Endo as to suggest that the multiple marks constitute a single or composite trademark, service mark, or are under the same proprietorship.
          (c) Additional Trademark Terms. Endo shall not take any action inconsistent with Alexza’s ownership of the Alexza Trademarks. Any benefits (including good will) accruing from Endo’s use of the Alexza Trademarks shall automatically vest in Alexza. Endo shall not form any combination trademarks or trade names with the Alexza Trademarks. Endo shall grant Alexza reasonable access to Endo’s packaging and promotional materials for the purpose of inspecting Endo’s use of the Alexza Trademarks.
     8.5 Negative Covenants.
          (a) Endo hereby covenants that it shall not use or practice, nor shall it cause or permit any of its Affiliates or sublicensees to use or practice, directly or indirectly, any Alexza Intellectual Property or Alexza Trademarks for any other purposes other than those expressly permitted by this Agreement.
          (b) Alexza hereby covenants that it shall not use or practice, nor shall it cause or permit any of its Affiliates or sublicensees to use or practice, directly or indirectly, any Endo Intellectual Property, Endo Product Patents or Endo Know-How for any other purposes other than those expressly permitted by this Agreement.
     8.6 Rights to Sublicense. Subject to Section 8.1(c)(i), Endo shall have the right to sublicense the rights granted under Sections 8.1 and 8.4 to any Affiliate of Endo and to any Third Party in Mexico and Canada without the prior written consent of Alexza, and to any Third Party in the U.S. only with the prior written consent of Alexza, such consent not to be unreasonably withheld. In the event that Endo sublicenses the rights granted under Sections 8.1 and 8.4, Endo shall provide Alexza with an accurate and complete copy of the applicable sublicense agreement no later than thirty (30) days after execution of such sublicense agreement.
     8.7 No Implied Licenses. Neither Party grants (or agrees to grant) to the other Party any right or license to use any of its intellectual property, know-how or other proprietary information, materials or technology, or to practice any of its patent, trademark, or trade dress rights, except as expressly set forth in this Agreement.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 9
INTELLECTUAL PROPERTY
     9.1 Background Intellectual Property. Except as expressly set forth herein, as between the Parties, each Party is and shall remain the owner of all intellectual property and Confidential Information that it owns or controls as of the Effective Date or that it develops or acquires thereafter pursuant to activities independent of this Agreement.
     9.2 Ownership of Developed Technology. Each Party shall own and retain the entire right, title and interest in and to all Developed Technology made solely by the employee(s) or agent(s) of such Party or any of its Affiliates, subject only to the rights expressly granted to the other Party under this Agreement. Each Party shall own and retain an undivided equal ownership interest in all Developed Technology made jointly by the employee(s) or agent(s) of one Party or any of its Affiliates and the employee(s) or agent(s) of the other Party or any of its Affiliates, subject only to the rights expressly granted by the Parties under this Agreement. Inventorship of Developed Technology will be determined in accordance with U.S. laws of inventorship. Each Party hereby assigns and agrees to assign to the other Party such rights in the Developed Technology, and to take all other actions, in each case that are reasonably necessary to give effect to the ownership interests set forth in this Section 9.2.
     9.3 Patent Prosecution and Maintenance. Except as provided below and in Section 9.4, Alexza shall have the sole right to prosecute and maintain the Alexza Patents in the Territory, to the extent it has the rights to do so. Alexza shall provide Endo with a reasonable opportunity to comment on all draft filings for the Alexza Patents in the Territory listed on Schedule 1.6 (including, without limitation, any foreign counterparts in the Territory, continuations, divisions, or continuations-in-part, and any substitution, reissue, renewal, reexamination, protection certificate, extension, registration or confirmation patent), prior to their submission to the relevant patent authority. On the reasonable request of Alexza, Endo shall cooperate, in all reasonable ways, in connection with the prosecution of the Alexza Patents. Should Alexza decide that it is no longer interested in maintaining or prosecuting a particular Alexza Patent in the Territory, it shall promptly advise Endo, and Endo may assume such prosecution and maintenance in the Territory at its sole expense.
     9.4 Infringement by Third Parties.
          (a) Notice. Each of Endo and Alexza shall promptly notify the other Party in writing of any alleged or threatened infringement of any Alexza Patent by a Third Party product that delivers the Drug through inhalation (a “Field Infringement”), of which the Party becomes aware.
          (b) Right to Bring Suit. Endo shall have the first right to bring and control any action or proceeding with respect to any Field Infringement. If Endo does not bring and continue pursuing an action or proceeding against, or otherwise cause the cessation of Field Infringement by or after (i) one hundred twenty (120) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such an action, whichever comes first, then Alexza shall have the

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

right to bring and control an infringement action under the applicable Alexza Patents with respect to such Field Infringement at its own expense and by counsel of its own choice.
          (c) Cooperation; Settlement. For any action or proceeding brought by a Party under this Section 9.4 (the “Initiating Party”), regardless of which Party brings such action or proceeding, the other Party (the “Non-Initiating Party”) hereby agrees to cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any such action or proceeding that may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. The Non-Initiating Party shall, at its own expense and with its own counsel, have the right to advise and provide comments with respect to any action against a Field Infringement brought by the Initiating Party under this Section 9.4. Neither Party may settle any action or proceeding brought against a Field Infringement under this Section 9.4 in a manner that, or take any other action in the course thereof that, to the knowledge of the Party taking the action, materially adversely affects the other Party’s interest in the Alexza Patents, without the written consent of such other Party, such consent not to be unreasonably withheld.
          (d) Recoveries. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of any litigation under this Section 9.4, after reimbursement of any litigation expenses of Endo and Alexza, as applicable, shall be retained by the Party that brought and controlled such litigation for purposes of this Agreement; provided, however, that, the other Party shall be entitled to receive twenty-five percent (25%) of any recovery realized by the Party that brought and controlled such litigation under this Section 9.4, after reimbursement of each of the Parties’ related litigation expenses.
          (e) Other Infringements. Notwithstanding anything to the contrary in this Agreement, Alexza shall have the sole right to bring and control any action or proceeding with respect to any alleged or threatened infringement of any Alexza Patent other than a Field Infringement, and Alexza shall retain any recovery realized by Alexza in connection therewith.
     9.5 Third Party Claims for Infringement or Misappropriation. Each Party shall promptly notify the other in writing of any potential or actual allegation, claim or suit that the manufacture, use or sale of a Product, the Drug, the Device contained in a Product or any component thereof, or any other activities that are undertaken pursuant to this Agreement, infringes or misappropriates a Third Party’s patent or other proprietary rights. To the extent such potential or actual allegation, claim or suit relates to the Device contained in the Product (and does not relate to the use or combination of such Device with goods, materials, or services not supplied by Alexza, or any modification or alteration of such Device by anyone other than Alexza, where the alleged infringement or misappropriation would not have arisen except for such use, combination, modification or alteration), Alexza shall have the sole right to obtain a license from such Third Party and shall bear all costs associated therewith and shall use Commercially Reasonable Efforts to obtain such a license. If such potential or actual allegation, claim or suit is not addressed in the preceding sentence, then the Parties shall determine as soon as practicable thereafter whether it is reasonably necessary or appropriate to obtain a license

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

from such Third Party, which Party shall seek to so obtain such license and how the costs associated with such license shall be allocated between the Parties.
ARTICLE 10
CONFIDENTIALITY
     10.1 Definition of Confidential Information. During the Term, either Party (the “Disclosing Party”) may from time to time furnish the other Party (the “Receiving Party”) with scientific, technical, trade or business information or materials which are treated by the Disclosing Party as confidential or proprietary, including, without limitation, information and materials related to the Drug, the Device, Product, processes, methods for pulmonary delivery of drugs, assay systems, formulae, procedures, tests, equipment, data, batch records, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, and information concerning the existence, scope or activities of any research, design, development, manufacturing, marketing or other projects. All such disclosed information shall be referred to herein as “Confidential Information” if it is provided in writing and is designated or otherwise identified as “Confidential” at the time of disclosure, or if is first provided orally, visually, or by inspection and is identified as “Confidential” at the time of disclosure. Notwithstanding the foregoing, Confidential Information shall also include such information or materials that would reasonably be identified or understood by the Receiving Party to be the confidential or proprietary information of the Disclosing Party, even if they are not so identified as described in the previous sentence. The “Alexza Confidential Information” means any and all Confidential Information for which Alexza is the Disclosing Party and Endo the Receiving Party hereunder. The “Endo Confidential Information” means any and all Confidential Information for which Endo is the Disclosing Party and Alexza the Receiving Party hereunder.
     10.2 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that for the Term and for seven (7) years thereafter, the Receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement.
     10.3 Exclusions. Notwithstanding anything herein to the contrary, the obligations of confidentiality and nonuse under this Article 10 applicable to Confidential Information hereunder shall not apply to information that:
          (a) at the time of disclosure, is known publicly or thereafter becomes known publicly through no fault of the Receiving Party, its Affiliates or agents;
          (b) is disclosed to the Receiving Party on a non-confidential basis by a Third Party that is not legally prohibited from disclosing such information;
          (c) was developed by the Receiving Party independently of information obtained from the Disclosing Party, as shown by the Receiving Party’s prior written records;

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (d) was already known to the Receiving Party before receipt from the Disclosing Party, as shown by the Receiving Party’s prior written records; or
          (e) is released with the prior written consent of the Disclosing Party.
     10.4 Permitted Disclosures. Notwithstanding the foregoing, each Receiving Party may disclose the Disclosing Party’s Confidential Information (a) to the Receiving Party’s employees, consultants, Affiliates, agents, contractors, or sublicensees who are bound by obligations relating to confidentiality at least as restrictive of those contained herein and who have a need to know such information in connection with the Receiving Party’s performance of its obligations or practice of its rights under this Agreement, (b) to Regulatory Authorities in connection with any Regulatory Submissions required for development of Product pursuant to the Development Plan or in compliance with Regulatory Requirements, including, without limitation, any requirements under or pursuant to the Food and Drug Administration Amendments Act of 2007, (c) if Alexza is the Receiving Party, to Regulatory Authorities in connection with any Regulatory Submissions in connection with Alexza’s exercise of its rights under Section 4.1(e) and Section 8.2, or (d) pursuant to Section 10.6.
     10.5 Terms of Agreement. Subject to Section 10.6 below, no Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the material terms and conditions of this Agreement, except for terms or subject matter which has been the subject of prior public disclosure or has been mutually approved for such disclosure. Notwithstanding the foregoing, each Party shall have the right to disclose the material terms of this Agreement in confidence to any bona fide potential or actual investor, investment banker, counsel, acquirer, merger or acquisition target or sublicensee that is otherwise bound by obligations of confidentiality at least as restrictive as those contained in this Agreement.
     10.6 Mandatory Disclosure.
          (a) Notification and Consultation. In the event that the Receiving Party is required by applicable statute, regulation, or stock exchange rules or by court order or judicial or administrative process to disclose any part of the Disclosing Party’s Confidential Information or any material terms or conditions of this Agreement, the Receiving Party shall (i) promptly notify the Disclosing Party of each such requirement and identify the documents so required thereby, so that the Disclosing Party may seek or request the Receiving Party to seek an appropriate protective order, confidential treatment or other remedy and/or waive compliance by the Receiving Party with the provisions of this Agreement and (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement. Each Party acknowledges that the other Party may be legally required to file this Agreement as an exhibit to its filings with the U.S. Securities and Exchange Commission.
          (b) Limited Disclosure. If, in the absence of such a protective order, confidential treatment request, other remedy or waiver by the Disclosing Party, the Receiving Party is nonetheless required to disclose any part of the Disclosing Party’s Confidential Information or any material terms or conditions of this Agreement, the Receiving Party may disclose such Confidential Information or material terms or conditions without liability under this Agreement, except that the Receiving Party shall furnish only that portion of the Confidential Information or material terms or conditions that is legally required.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 11
PRESS RELEASES; USE OF NAMES; PUBLICATIONS
     11.1 Press Releases. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit D, and the Parties will cooperate in the release thereof as soon as practicable after the signature of this Agreement by the Parties. No Party shall publish or otherwise disclose any other press release, publicity or other form of public written disclosure announcing, describing, or referring to this Agreement unless the other Party has provided its written consent, which consent shall not be unreasonably withheld. Each Party shall review any such press release, publicity, or other form of public disclosure within three (3) Business Days of having received it or within such other time as may be agreed by the Parties. Notwithstanding the foregoing, if a Party is making such a press release, publicity or other form of public disclosure to fulfill its applicable regulatory reporting or legal disclosure obligations, this Section 11.1 shall not apply, but the provisions of Section 10.6 shall apply instead.
     11.2 Use of Names. Alexza shall not make use of the name of Endo or any of its Affiliates in any advertising or promotional material, or otherwise, without the prior written consent of Endo except pursuant to Section 11.1. Except as provided in Section 8.4 or 11.1, Endo shall not make use of the name of Alexza or any of its Affiliates in any advertising or promotional material, or otherwise, without the prior written consent of Alexza. Notwithstanding the foregoing, either Party may use the name of the other Party or its Affiliates in the context of mentioning the existence of this Agreement in advertising or promotional materials.
     11.3 Publication.
          (a) Prior to public disclosure or submission for publication of a proposed publication describing the results of any scientific or clinical activity relating to Product, each Party shall send the JSC by expedited delivery a copy of the proposed publication to be submitted and the JSC shall have a reasonable time period (but no less than thirty (30) days from the date of confirmed receipt) in which to determine whether the proposed publication contains subject matter for which patent protection should be sought (prior to publication of such proposed publication) for the purpose of protecting an invention, or whether the proposed publication contains Confidential Information of the other Party, or whether the proposed publication contains information that is reasonably likely to have a material adverse impact on the development or commercialization of the Device or the Staccato Technology or Product. Following the expiration of the applicable time period for review, the applicable Party shall be free to submit such proposed publication for publication and publish or otherwise disclose to the public such scientific or clinical results, subject to the procedures set forth in Section 11.3(b), except that any publication in the Territory by or on behalf of Alexza, its Affiliates, sublicensees or Subcontractors requires the prior written consent of Endo, not to be unreasonably withheld.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) If the JSC believes that the subject matter of the proposed publication contains Confidential Information of the non-publishing Party or a patentable invention owned by such Party or in which such Party otherwise has rights, then prior to the expiration of the applicable time period for review, the JSC shall notify the other Party in writing of such belief. On receipt of written notice from the JSC that such proposed publication contains Confidential Information of the non-publishing Party, the publishing Party shall remove such Confidential Information from such proposed publication prior to any publication thereof, unless the non-publishing Party agrees otherwise in writing. On receipt of written notice from the JSC that such proposed publication contains a patentable invention owned by the non-publishing Party or in which the non-publishing Party otherwise has rights, the publishing Party shall delay public disclosure of such information or submission of the proposed publication for an additional period of thirty (30) days to permit preparation and filing of a patent application on such invention. The publishing Party shall thereafter be free to publish or disclose such information, subject to Article 10 and the last sentence in Section 11.3(a).
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
     12.1 Mutual Representations and Warranties of Alexza and Endo. Each of Alexza and Endo hereby represents and warrants to the other Party as of the Effective Date as follows:
          (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has the requisite corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted by it.
          (b) It has the requisite corporate power and authority to enter into this Agreement and to perform the services contemplated hereunder. All corporate actions on its part, necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.
          (c) Assuming the due authorization, execution and delivery by the other Party, this Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought).
          (d) There is no contractual restriction or obligation binding on either Party which would be materially contravened by execution and delivery of this Agreement or by the performance or observance of its terms.
          (e) Each Party has and will continue to have written contracts with all Third Parties (including employees and subcontractors) performing services on its behalf under this

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement where such services are intended to create inventions that assign or license to such Party all inventions and rights therein.
          (f) To each Party’s knowledge, no representation or warranty made by it in this Agreement, nor any statement contained in any schedule or exhibit hereto furnished by it, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.
     12.2 Additional Representations and Warranties of Alexza. Alexza hereby further represents and warrants to Endo as of the Effective Date:
          (a) Alexza is the owner of, or has exclusive rights to, all of the Alexza Patents in existence on the Effective Date and is the owner of all of the Alexza Know-How in existence on the Effective Date and has not granted rights in any of the Alexza Know-How to any Third Party (other than licenses granted to Symphony Allegro and its affiliated entities (collectively, “Symphony”) with respect to certain products that are not Products). The Alexza Patents are in full force and effect. Alexza has the exclusive right to grant the rights granted under this Agreement. To the knowledge of Alexza, all of the issued Alexza Patents in existence on the Effective Date are valid and enforceable.
          (b) All of the information requested by Endo for due diligence purposes in connection with entering into this Agreement has been provided by Alexza and all of such information is in all material respects true, complete and unredacted (except as expressly noted). Without limiting the generality of the foregoing, Alexza has provided Endo, or given Endo access to true, complete and unredacted (except as expressly noted) copies of all (i) submissions to, and correspondence with, Regulatory Authorities relating to the Device, Drug or Product, including adverse event files, complaint files, manufacturing records and inspection reports; and (ii) material agreements (including any letter agreements) between Alexza and any licensor, licensee, production or financing partner or other Third Party, including all effective amendments to any such agreements, which in any event (A) would reasonably be expected to materially affect Endo’s rights under the Agreement; or (B) relates to the Device, Drug or Product. Alexza is in material compliance with all applicable federal, state and local laws, rules and regulations, including, without limitation, all Regulatory Requirements, with respect to each facility and site to be used in the Manufacture of Product and, to Alexza’s knowledge, there are no circumstances or conditions which would reasonably be expected to prevent compliance from continuing during the duration of this Agreement or to interfere with Alexza’s ability to Manufacture Product as required by this Agreement.
          (c) There is no pending or, to the knowledge of Alexza, threatened claim, interference, opposition or demand of any Third Party challenging the ownership, validity or scope of any Alexza Intellectual Property or Alexza Trademarks in existence as of the Effective Date. To the knowledge of Alexza, (i) the manufacture or sale of the Initial Product (as formulated as of the Effective Date) or its use in each indication included in the Initial Indication will not infringe any existing issued patent in the Territory and (ii) in developing or acquiring the Alexza Intellectual Property or Alexza Trademarks, Alexza has not misappropriated any trade secret of any Third Party.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (d) Alexza has disclosed to Endo its current financing arrangement with Symphony (as defined in Section 12.2(a)), pursuant to which certain of the Alexza Intellectual Property is exclusively licensed to Symphony with respect to certain products that are not Products and certain of such Alexza Intellectual Property is exclusively sublicensed by Symphony to Alexza. To the knowledge of Alexza, except as set forth in the Alexza’s agreements with Symphony in connection with such financing arrangement, there are no liens or claims currently existing on or to the Alexza Intellectual Property or Alexza Trademarks or on any proceeds thereof (including any liens or claims on or to (i) rights to sue for past, present and future infringements thereof, (ii) any licenses, claims, damages and proceeds of suit arising therefor, or (iii) any payments or rights to payments arising out of the sale, lease, license, assignment, or other disposition thereof). No liens or claims currently exist on or to Alexza Intellectual Property or Alexza Trademarks or proceeds thereof, and Alexza will not create, incur, or permit to exist on or to any Alexza Intellectual Property or Alexza Trademarks or proceeds thereof any lien or claim, in each case that could adversely affect in any material respect any rights of Endo under this Agreement, including any right of set-off or credit.
          (e) Product supplied to Endo will be of satisfactory quality, free of any defects and will be Manufactured in compliance with the Specifications, cGMP and all other provisions of this Agreement, the Quality Agreement and all applicable federal, state and local laws, rules and regulations, including, without limitation, all Regulatory Requirements and environmental laws, in force at the time of Manufacture.
     12.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 12, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. THE PARTIES FURTHER ACKNOWLEDGE THAT ALL CLINICAL TRIAL MATERIAL IS PROVIDED ON AN “AS IS” BASIS WITHOUT WARRANTY OF ANY KIND.
ARTICLE 13
INDEMNIFICATION AND LIMITATION OF LIABILITY
     13.1 Indemnification by Endo. Subject to Section 13.3, Endo shall indemnify, defend and hold Alexza, its Affiliates, and their respective directors, officers, employees consultants, contractors, sublicensees and agents (collectively, the “Alexza Indemnitees”) harmless from and against any and all claims, suits, proceedings or causes of action (“Claims”) brought by a Third Party against such Alexza Indemnitee, including any damages or other amounts payable to such Third Party, as well as any reasonable attorneys’ fees and costs of litigation incurred as to any such Claim until the indemnifying Party has acknowledged that it will provide indemnification hereunder with respect to such Claim as provided below (collectively, “Damages”), in each case resulting from or based on: (a) clinical development, use, importation, offer for sale or sale of any Product in the Territory, (b) Endo’s breach of this Agreement; (c) the negligence or willful misconduct of, or violation of applicable law by, Endo,

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by Endo to a Third Party (including without limitation misappropriation of trade secrets). The foregoing indemnity obligation shall not apply to the extent Alexza has an obligation to indemnify Endo in respect to such matter under Section 13.2.
     13.2 Indemnification by Alexza. Subject to Section 13.3, Alexza shall indemnify, defend and hold Endo, its Affiliates, and their respective directors, officers, employees consultants, contractors, sublicensees and agents (collectively, the “Endo Indemnitees”) harmless from and against any and all Claims brought by a Third Party against such Endo Indemnitee, including any Damages resulting therefrom, in each case resulting from or based on: (a) Alexza’s breach of this Agreement; (b) the negligence or willful misconduct of, or violation of applicable law by, Alexza, its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; (c) breach of a contractual or fiduciary obligation owed by Alexza to a Third Party (including without limitation misappropriation of trade secrets); (d) an allegation that the Device comprising part of the Initial Product infringes the patents of a Third Party (except to the extent such infringement arises from the use or combination of such Device with goods, materials, or services not supplied by Alexza, or any modification or alteration of such Device by anyone other than Alexza, where such infringement would not have arisen except for such use, combination, modification or alteration) and/or (e) any Alexza Design Defect. “Alexza Design Defect” shall be a defect in the design of the Device included in a Product or the Staccato Technology used to develop a Product. The foregoing indemnity obligation shall not apply to the extent such Third Party Claims result from (i) Endo’s breach of this Agreement; (ii) the negligence or willful misconduct of, or violation of applicable law by, such Endo Indemnitee; and/or (iii) Endo’s or such Endo Indemnitee’s breach of a contractual or fiduciary obligation owed by it to a Third Party (including without limitation misappropriation of trade secrets).
     13.3 Indemnification Procedures. A Party seeking indemnification under Sections 13.1 or 13.2 hereof (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, (i) the Indemnitor to have complete control of such defense (except as set forth below) so long as it promptly assumes the defense and prosecutes the defense with appropriate diligence and care and (ii) the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action with the prior written consent of the Indemnitee, provided, however, that such consent shall not be unreasonably withheld or delayed so long as such settlement does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein. No such claim, lawsuit or other action shall be settled by the Indemnitee without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification. The Indemnitor, if it is directing the defense as set forth above, shall keep

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Indemnitee reasonably informed of the progress of the action and shall consider the comments and observations of the Indemnitee timely given in the course of the proceedings. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense. Notwithstanding the foregoing, the Indemnitee may be represented by separate counsel at the expense of the Indemnitor if a conflict of interest exists between the interests of the Indemnitor and Indemnitee so that a single counsel representing Indemnitor cannot adequately defend the rights of the Indemnitee
     13.4 Survival of Indemnification Obligations. The provisions of this Article 13 shall survive the termination or expiration of this Agreement.
     13.5 Insurance. The Parties shall maintain insurance or self-insurance against such risks and in such amounts as are usually maintained or insured against by other companies of established repute engaged in the same or a similar business. Each Party shall submit to the other Party evidence of the insurance or self-insurance that is carried by such Party upon written request of the other Party.
ARTICLE 14
TERM AND TERMINATION
     14.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire upon the later to occur of: (i) [ * ] from the First Commercial Sale of a Product, and (ii) the date on which the last of the Alexza Patents related to a Product have expired, unless earlier terminated in accordance with Section 14.2 (the “Term”).
     14.2 Termination.
          (a) Termination by Endo. This Agreement may be terminated at any time by Endo upon ninety (90) days prior written notice to Alexza.
          (b) Mutual Agreement. This Agreement may be terminated in its entirety at any time upon mutual written agreement between the Parties.
          (c) Material Breach. Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party is in material default or breach of this Agreement and such material default or breach is not cured within sixty (60) days (twenty (20) Business Days in the case of Endo’s failure to pay any amounts due hereunder) after written notice thereof is delivered to the defaulting or breaching Party.
          (d) Patent Challenge. Alexza shall have the right to terminate this Agreement at any time upon written notice to Endo if Endo or its Affiliate (i) files suit or initiates an administrative or other governmental proceeding to challenge the validity or enforceability of any Alexza Patent or (ii) voluntarily assists any Third Party with respect to any suit or proceeding described in subsection (i).

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     14.3 Consequences of Termination.
          (a) Termination of Licenses. Upon the termination of this Agreement for any reason, the licenses granted to Endo under Sections 8.1 and 8.4 shall terminate, except that upon expiration of the Term such licenses shall remain in full force and effect in accordance with their terms without any additional payment required by Endo under Article 7 or otherwise except for such additional payments as Endo and Alexza may agree to in consideration of Alexza continuing to supply Product to Endo.
          (b) Return of Confidential Information. Upon expiration or termination of this Agreement in its entirety, unless otherwise directed by Endo, Alexza shall promptly return all Endo Confidential Information to Endo, except for a single copy and/or sample for documentation purposes only. Upon expiration or termination of this Agreement in its entirety, unless otherwise directed by Alexza, Endo shall promptly return all Alexza Confidential Information to Alexza, except for a single copy and/or sample to be retained for documentation purposes only and except that Endo, its Affiliates and any Third Party manufacturer shall be entitled to retain such Confidential Information relating to the Manufacture of Product as may be necessary to continue such Manufacture after expiration of the Term.
          (c) Licenses to Alexza. Upon the termination of this Agreement for any reason (other than by Endo pursuant to Section 14.2(c)), the licenses granted by Endo to Alexza under Sections 8.2(b) and (c) shall continue. Upon termination of this Agreement by Endo under Section 14.2(a) or by Alexza under Section 14.2(c), Endo shall grant to Alexza an irrevocable, perpetual, royalty-free, fully paid, non-exclusive license (with full rights to sublicense) under the Endo Product Know-How and the Endo Product Patents, to make, have made, import, use, offer for sale and sell Products in the Territory.
          (d) Regulatory Filings. Upon the termination of this Agreement by Endo pursuant to Section 14.2(a) or by Alexza under Section 14.2(c) for any reason, Endo shall assign to Alexza, and will provide full copies of, all Regulatory Approvals and Regulatory Submissions that are owned or Controlled by Endo or its Affiliates. Endo shall also take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights thereunder to Alexza.
          (e) Data Disclosure. Upon the termination of this Agreement by Endo pursuant to Section 14.2(a) or by Alexza under Section 14.2(c), Endo will provide to Alexza copies of the relevant portions of all material reports and data, including clinical and non-clinical data and reports, obtained or generated by or on behalf of Endo or its Affiliates pursuant to this Agreement to the extent that they relate to Products, within sixty (60) days of such termination unless otherwise agreed, and Alexza shall have the right to use any such information in developing and commercializing Products, and to license any Third Parties to do so.
          (f) Payment of Certain Costs. Upon the termination of this Agreement by Endo pursuant to Section 14.2(a) or by Alexza under Section 14.2(c), Endo shall reimburse Alexza for [ * ] of (i) any non-cancellable capital expenses incurred by Alexza as of the date of termination in order to increase Alexza’s capacity for Manufacturing Product (whether at its Plant or in connection with establishing a new plant) or (ii) any upfront and non-cancellable costs incurred by Alexza as of the date of termination in connection with establishing and

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

validating a Third Party manufacturer as an alternative source of supply of the Product, in each case to the extent such activities were consistent with a mutually agreed written plan and budget for expanding Manufacturing capacity or such activities were, at the time such activities were initiated, reasonably determined by Endo to be an appropriate course of action in accordance with Section 5.1(d) to ensure that Alexza would be able to fulfill Endo’s requirements of Product in excess of the Volume Commitment within the [ * ] based on Endo’s most recent forecast. Such payment shall be due no later than (60) days following receipt of a written invoice from Alexza.
          (g) Accrued Obligations. Except as set forth herein, any termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein.
          (h) Cumulative Remedies. Except as expressly stated otherwise in this Agreement, remedies under this Agreement are cumulative, and termination of this Agreement in accordance with and fulfillment of all obligations set forth in this Article 14 shall not affect any other rights or remedies that may be available to a Party in law or equity. In addition, nothing in this Agreement shall prevent either Party, in the case of a breach, from not terminating this Agreement and seeking to enforce its rights hereunder.
          (i) Survival. The terms of Sections 3.4, 4.1(e), 4.2(c), 4.3, 4.4, 4.5, 5.1(e), 7.9, 9.2, 14.3 and Articles 1, 10, 11, 13 and 15 shall survive any termination or expiration of this Agreement.
ARTICLE 15
MISCELLANEOUS
     15.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given (i) when delivered to the Party personally, (ii) five (5) days after sent to the Party by registered mail, return receipt requested, postage prepaid, (iii) on the second Business Day after sent by a nationally recognized courier service guaranteeing next-day or second-day delivery, charges prepaid, in each case addressed to the Party at its address set forth below, or (iv) on the first Business Day after sent by facsimile transmission to the number set forth below, or at such other address or fax number as such Party may from time to time specify by notice given in the manner provided herein to the Party entitled to receive notice hereunder:

For Alexza:	Alexza Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, CA 94303
Attention: Chief Executive Officer
FAX: (650) 687-3999

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

With a copy to:	Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Glen Sato, Esq.
FAX: (650) 849-7400

For Endo:	Endo Pharmaceuticals Inc.
100 Endo Boulevard
Chadds Ford, PA 19317
Attention: Chief Legal Officer
FAX (610) 558-9684
     15.2 Entire Agreement. This Agreement (including any Exhibits or other attachments hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement between Alexza and Endo dated February 9, 2007 (the “Existing CDA”). All information disclosed by Alexza pursuant to the Existing CDA shall be deemed Alexza Confidential Information for the purposes of this Agreement.
     15.3 Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other Party to any Affiliate or in connection with the acquisition of such Party or the sale of all or substantially all of the assets of such Party. Any assignment of this Agreement in violation of this Section 15.3 shall be null and void. Assignment of this Agreement by either Party shall not relieve the assignor of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     15.4 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to minimize the effect of and overcome or remove the cause or condition causing such force majeure. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including, without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. In the event that either Party is prevented or delayed in performing any of its obligations under this Agreement due to force majeure for an aggregate period in excess of ninety (90) days in any twelve month period, the Parties shall meet as soon as practicable to discuss in good faith how best to alleviate the circumstances in question.
     15.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.
     15.6 Independent Contractor. Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party.
     15.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
     15.8 No Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     15.9 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Endo and Alexza.
     15.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to choice of law rules.
     15.11 Dispute Resolution. In the event of any dispute under this Agreement (other than disputes excluded in subsection (a) below), the Parties shall refer such dispute to the CEOs for attempted resolution by good faith negotiations within thirty (30) days after such referral is made. If the CEOs are unable to resolve the dispute within the time allotted, either Party may proceed as set forth below.
          (a) Alternative Dispute Resolution. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to an alleged breach or to termination of this Agreement and including any claim of inducement by fraud or otherwise, but excluding any dispute, controversy or claim arising out of or relating to the validity, enforceability, or infringement of any Alexza Patent or any suit for injunctive relief under Section 15.12 (which shall be submitted to a court of competent jurisdiction), shall be settled by mediation and arbitration in the manner described below:

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) Mediation. The CEOs shall select a mediator with appropriate expertise in the subject matter to which the dispute relates, who will be engaged to resolve the dispute. If the CEOs cannot agree on a mediator within fifteen (15) days, each Party may seek appropriate resolution through arbitration as described below. If the Parties are unable to resolve their dispute through mediation within ninety (90) days after selection of the mediator(s), either Party may seek appropriate resolution through arbitration as described below.
          (c) Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement which is not resolved by mediation, including disputes relating to alleged breach or to termination of this Agreement (other than disputes referred to in Section 15.11(a) that are to be submitted to a court of competent jurisdiction), shall be settled by binding arbitration (“Arbitration”) in the manner described below:
               (i) If a Party intends to begin an Arbitration to resolve a dispute, such Party shall provide written notice (the “Arbitration Request”) to the other Party informing such other Party of such intention and the issues to be resolved. From the date of the Arbitration Request and until such time as any matter has been finally settled by Arbitration, the running of the time periods contained in Article 14 as to which Party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute. Within ten (10) Business Days after the receipt of the Arbitration Request, the other Party may, by written notice to the Party initiating Arbitration, add additional issues to be resolved.
          (d) Procedure. The Arbitration shall be conducted pursuant to the then-current JAMS/ENDISPUTE Rules (streamlined for disputes involving [ * ] or less and comprehensive for disputes involving more than [ * ] or involving a right to terminate this Agreement under Section 14.2(c) or (d)). Notwithstanding those rules, the following provisions shall apply to the ADR hereunder:
               (i) Arbitrator. In the event that the dispute at issue involves an amount less than [ * ], the Arbitration shall be conducted by one (1) arbitrator (the “Threshold 1 Arbitrator”). In the event, however, that the dispute at issue involves an amount greater than [ * ] or the termination of this Agreement under Section 14(c) or (d), the Arbitration shall be conducted by a panel of three (3) arbitrators (collectively, with the Threshold 1 Arbitrator, the “Arbitrators”). The Arbitrators shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS/ENDISPUTE. Neither Party shall engage in ex parte contact with the arbitrators.
               (ii) Proceedings. The Arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated. A transcript of the evidence adduced at the hearing shall be made and, upon request, shall be made available to each Party. The Arbitrators shall, in rendering their decision, apply the substantive law set forth in Section 15.10, except that the interpretation of and enforcement of this Section 15.11 shall be governed by the Federal Arbitration Act. The Arbitrator shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in Chicago, Illinois and shall be conducted in such a manner so that the written opinion of the Arbitrators is given with 180 days

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

after the Arbitrators are selected. The fees of the Arbitrators and JAMS/ENDISPUTE shall be paid by the losing Party, which shall be designated by the Arbitrator(s). If the Arbitrator(s) is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.
               (iii) Award. Subject to Section 15.12, the Arbitrator(s) is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.
               (iv) Costs. Except as set forth in Sections 15.11(d)(ii) and (iii) above, each Party shall bear its own legal fees and costs.
               (v) Confidentiality. The ADR proceeding shall be confidential and the Arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the Arbitrators to make) any public announcement with respect to the proceedings or decision of the Arbitrators without prior written consent of each other Party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable law.
               (vi) Judgment; Provisional Remedies. Any court having jurisdiction of this matter may enter judgment upon any award granted under this Section 15.11. Each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.
               (vii) Language. All pleadings, complaints and other documents filed or presented in connection with, and all proceedings in, any dispute resolution proceeding described in this Section 15.11 must be in the English language.
     15.12 Injunctive Relief. Each Party shall be entitled to seek injunctive relief to enforce the respective covenants and agreements of the Parties in this Agreement, including, without limitation, the respective rights and obligations of the Parties under Articles 5, 8 and 10.
     15.13 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.
     15.14 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY’S LIABILITY FOR BREACH OF ARTICLE 10 OR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS TO THE OTHER PARTY UNDER ARTICLE 13.

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     15.15 No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.
     15.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.
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[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ Thomas B. King
Name: Thomas B. King
Title: President and Chief Executive Officer

ENDO PHARMACEUTICALS INC.

By:	/s/ Peter A. Lankau
Name: Peter A. Lankau
Title: President and Chief Executive Officer

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ANNEX I
Active Ingredient Specifications
[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ANNEX II
Batch Sizes
[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ANNEX III
Packaging Specifications
[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ANNEX IV
Product Specifications
[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ANNEX V
Raw Material Specifications
[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1.6

	Application	Application	Patent
Country	Number	Date	Number	Grant Date	Title
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A
Fentanyl

International Nonproprietary Name	Fentanyl alkaloid

Chemical Name	N-Phenyl-N-[1-(2-phenylethyl)-4-piperdinyl]propanamide

Physical Form	White crystalline powder

Solubility	Soluble in aqueous acids, organic solvents such as methanol and ethanol; insoluble in water

Molecular Formula	C22H28N2O

Formula Weight	336.46

Melting Point	83-86 [o]C

CAS Number	437-38-7

Commercial Names (of base)	Duragesic (Janssen-Ortho)

Commercial and Trade Names (of Citrate Salt)	Actiq (Cephalon); Sublimaze (Akorn); fentanyl (generic); Hospira (Baxter Healthcare)

Chemical Structure

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B
Target product profile
[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C
Alexza Trademarks

Trademark	Country	Filing Date	Appln. No.	Reg. Date	Reg. No.
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D
Press Release
{ Intentionally Omitted }

[ * ] =	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.